Form 10-K, Exhibit 13
period 2016-12-31
Paragon Commercial CORP
filed 2017-03-21
CIK 1414374

EXHIBIT 13.1

The Annual Report to Security Holders will be included as Appendix A to the Proxy Statement for the 2017 Annual Meeting of Stockholders and appears below.

APPENDIX A

ANNUAL REPORT
OF
PARAGON COMMERCIAL CORPORATION

PARAGON COMMERCIAL CORPORATION

General Description of Business

Paragon Commercial Corporation. (the "Company"), was formed in 2001 to serve as the holding company for Paragon Commercial Bank (the "Bank"). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's principal source of income is dividends declared and paid by the Bank on its capital stock, if any. The Company has no operations and conducts no business of its own other than owning the Bank and two statutory business trusts, Paragon Commercial Capital Trust I and II. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank was incorporated on May 4, 1999 and began banking operations on May 10, 1999. The Bank is engaged in general commercial banking in Wake and Mecklenburg Counties, NC, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities. In addition, the Company undergoes periodic examinations by the Federal Reserve.

At December 31, 2016, the Company had total assets of $1.5 billion, net loans of $ 1.18 billion, deposits of $1.17 billion, total securities of $197.4 million, and stockholders' equity of $136.1 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately fixed rate commercial property loans. Commercial loans are predominately variable rate loans and are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area. Additional discussion of the Bank's loan portfolio and sources of funds for loans can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages A-10 through A-38 of this Annual Report.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, FDIC and the Commissioner.

The Company's fiscal year ends December 31. This Annual Report is also being used as the Bank's Annual Disclosure Statement under FDIC Regulations. This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.

At December 31, 2016, the Company employed 144 full-time employees and 8 part-time employees, which equated to 148 full-time equivalent employees.

Special Note Regarding Forward-Looking Statements

Paragon Commercial Corporation (the “Company”) may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance and other actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations; changes in real estate values and the real estate market; loss of deposits and loan demand to other financial institutions; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; increases in compensation and employee expenses; unanticipated results in pending legal proceedings; other factors described in Item 1A. Risk Factors in the Company's Form 10-K for the fiscal year ended December 31, 2016; and the success of the Company in managing the risks resulting from these factors.

The Company cautions that the listed factors are not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The table below sets forth selected historical consolidated financial data and other information as of the dates and for the periods presented. The selected historical consolidated financial data as of and for the years ended December 31, 2016 and 2015 has been derived from the Company’s audited consolidated financial statements included elsewhere in this Annual Report and the selected historical consolidated financial data as of and for the years ended December 31, 2014, 2013 and 2012 from audited consolidated financial statements for those years, which are not included in this Annual Report. The Company’s historical results are not necessarily indicative of the results that may be expected in the future.

The selected historical consolidated financial information should be read in conjunction with and is qualified in its entirety by:

●
the Company’s audited consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and related notes included elsewhere in this Annual Report and

●
the section in this Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section in the Company’s Form 10-K for the fiscal year ended December 31, 2016 entitled “Risk Factors.”

The performance, asset quality and capital ratios included herein are unaudited and derived from our audited financial statements as of and for the years presented. Average balances have been calculated using daily averages.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
OPERATING DATA:
Interest income	$54,167	$48,435	$42,783	$40,601	$38,888
Interest expense	8,129	7,384	8,678	10,518	14,414
Net interest income	46,038	41,051	34,105	30,083	24,474
Provision for loan losses	591	750	538	156	929
Net interest income after provision for loan losses	45,447	40,301	33,567	29,927	23,545
Non-interest income	1,294	1,454	704	(2,075)	(706)
Non-interest expense	26,874	24,760	21,909	20,174	17,909
Income before income taxes	19,867	16,995	12,362	7,678	4,930
Income tax expense	6,477	5,761	4,403	2,754	1,756
Net income	$13,390	$11,234	$7,959	$4,924	$3,174

BALANCE SHEET DATA:
Cash and due from banks	$43,005	$55,530	$36,395	$45,137	$18,378
Investment securities - available for sale, at fair value	197,441	168,896	183,675	147,196	147,974
Loans-net	1,183,371	1,008,515	861,536	760,453	712,018
Premises and equipment, net	15,642	16,433	17,071	15,268	13,779
Bank owned life insurance	34,190	28,274	27,421	26,622	25,775
Federal Home Loan Bank stock, at cost	8,400	8,061	7,006	6,323	6,396
Other real estate owned and repossessed property	4,740	5,453	14,991	18,174	18,756
Other assets	16,978	14,749	17,160	16,598	14,594
Total assets	$1,503,767	$1,305,911	$1,165,255	$1,035,771	$957,670

Deposits	$1,172,255	$982,847	$883,640	$770,152	$700,301
Repurchase agreements and federal funds purchased	20,174	30,580	27,482	28,012	26,303
Borrowings	150,000	169,800	142,256	124,616	120,000
Subordinated debentures	18,558	18,558	18,558	30,338	30,338
Other liabilities	6,679	6,468	5,657	5,050	4,743
Total liabilities	1,367,666	1,208,253	1,077,593	958,168	881,685
Stockholders' equity	136,101	97,658	87,662	77,603	75,985
Total liabilities and stockholders' equity	$1,503,767	$1,305,911	$1,165,255	$1,035,771	$957,670

	Years Ended December 31,
(Dollars in thousands, except share data)	2016	2015	2014	2013	2012
SELECTED AVERAGE BALANCES:
Total assets (1)	$1,414,631	$1,280,913	$1,104,079	$998,519	$967,790
Investment securities - at book value	187,404	168,650	164,420	149,834	170,733
Loans	1,102,740	970,153	807,025	741,208	685,030
Deposits	1,076,424	959,515	834,529	744,057	733,814
Stockholders' equity (1)	117,988	92,073	82,546	76,407	73,767

PERFORMANCE RATIOS:
Return on average assets	0.95%	0.87%	0.72%	0.49%	0.33%
Return on average equity	11.35%	12.20%	9.64%	6.44%	4.30%
Average earning assets to average total assets	94.07%	92.26%	90.78%	92.13%	91.75%
Average loans to deposits	102.44%	101.11%	96.70%	99.62%	93.35%
Average tangible common equity ratio	8.34%	7.10%	7.48%	7.65%	7.62%
Average yield on loans (2)	4.43%	4.48%	4.71%	4.97%	5.65%
Average cost of deposits (2)	0.56%	0.63%	0.90%	1.13%	1.91%
Tax equivalent net interest margin (2)	3.54%	3.51%	3.48%	3.30%	2.76%
Efficiency ratio (3)	54.92%	56.64%	60.16%	62.99%	68.58%
Overhead to average assets	1.90%	1.91%	1.98%	2.02%	1.85%
Full-time equivalent employees at year end	148	139	127	106	88

ASSET QUALITY RATIOS:
Nonperforming loans and foreclosed assets	$5,708	$5,966	$15,411	$19,763	$34,861
Nonperforming assets to total assets - period end	0.38%	0.46%	1.32%	1.91%	3.64%
Nonperforming loans	$968	$513	$420	$1,589	$16,105
Nonperforming loans to total loans - period end	0.08%	0.05%	0.05%	0.21%	2.23%
Accruing loans past due 30 days or more	-	-	256	849	10,617
Accruing loans past due 30 days or more to total loans	0.00%	0.00%	0.03%	0.11%	1.47%
Net (recoveries) charge-offs	$323	$(22)	$608	$3,565	$3,850
Net (recoveries) charge-offs to average loans	0.03%	0.00%	0.08%	0.48%	0.56%
Allowance for loan losses as a percentage of total loans	0.66%	0.75%	0.79%	0.90%	1.43%
Allowance for loan losses as a percentage
of nonperforming loans	817.05%	1489.47%	1635.48%	436.69%	64.25%

SHARE DATA:
Book value per common share (4)	$24.97	$21.32	$19.35	$17.49	$17.20
Basic earnings per share	$2.69	$2.49	$1.79	$1.11	$0.72
Diluted earnings per share	$2.68	$2.47	$1.77	$1.11	$0.72
Period end common shares outstanding	5,450,713	4,581,334	4,530,000	4,436,500	4,418,500
Average diluted common shares outstanding	5,004,751	4,547,906	4,495,013	4,433,875	4,416,000

Notes to Selected Historical Consolidated Financial Data

 (1)
Average assets and average equity for a year are calculated by dividing the sum of the Company’s total asset balance or total stockholders’ equity balance, as the case may be, as of the close of business on each day in the relevant year and dividing by the number of days in the year.

(2)
Average yield on loans is calculated by dividing loan interest income by average loans. Average cost of deposits is calculated by dividing deposit expense by average total deposits. Net interest margin represents net interest income divided by average interest-earning assets.

(3)
This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. Please see “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” on page A-8 for a reconciliation of this measure to the most directly comparable GAAP measure.

 (4)
Book value per share equals total stockholders’ equity as of the date presented divided by the number of shares of common stock outstanding as of the date presented. The number of shares of common stock outstanding as of December 31, 2016, 2015, 2014, 2013, and 2012 has been presented above.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in the Company’s selected historical consolidated financial data and elsewhere in this Annual Report are not measures of financial performance recognized by GAAP. These non-GAAP financial measures are “tangible stockholders’ equity,” “tangible book value per share,” “tangible average equity to tangible average assets,” and “efficiency ratio.” The Company’s management uses these non-GAAP financial measures in its analysis of its performance and because of market expectations of use of these ratios to evaluate the Company. Management believes each of these non-GAAP financial measures provides useful information about the Company’s financial condition and results of operation. As noted below, the efficiency ratio shows the amount of revenue generated for each dollar spent and provides investors with a measure of the Company’s productivity. Management also believes the presentation of tangible stockholders’ equity, tangible book value per share, and tangible average equity to tangible average assets would provide investors with a clear picture of the Company’s assets and equity. However, because the Company has not consummated any merger transactions and does not use any derivatives that might give rise to an intangible asset, there is no difference in tangible equity or assets and GAAP equity or assets.

●
“Efficiency ratio” is defined as total noninterest expense divided by adjusted operating revenue. Adjusted operating revenue is equal to net interest income (taxable equivalent) plus noninterest income, adjusted to exclude the impacts of gains and losses on the sale of securities and gains and losses on the sale or write down of foreclosed real estate because management believes the timing of the recognition of those items to be discretionary. Management believes the efficiency ratio is important as an indicator of productivity because it shows the amount of revenue generated by the Company’s operations for each dollar spent. While the efficiency ratio is a measure of productivity, its value reflects the attributes of the business model the Company employs.

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Efficiency Ratio
Non-interest expense	$26,874	$24,760	$21,909	$20,174	$17,909

Net interest taxable equivalent income	$47,048	$42,042	$34,897	$30,368	$24,474
Non-interest income	1,294	1,454	704	(2,075)	(706)
Less gain (loss) on investment securities	106	542	87	88	9
Less loss on sale or writedown of foreclosed real estate	(700)	(759)	(903)	(3,824)	(2,356)
Adjusted operating revenue	$48,936	$43,713	$36,417	$32,029	$26,115

Efficiency ratio	54.92%	56.64%	60.16%	62.99%	68.58%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial information contained in “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this report. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Special Note Regarding Forward-Looking Statements” and elsewhere in this report, and under “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2016, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.

Introduction

Management's discussion and analysis of financial condition and results of operations of the Company, for the years ended December 31, 2016, 2015 and 2014. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board (the "Federal Reserve") and the parent company of Paragon Commercial Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Mecklenburg and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC").

Overview

Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is impacted by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of the increase in cash surrender value of bank owned life insurance (“BOLI”), miscellaneous fees related to our loans and deposits, and mortgage banking. Operating expenses consist of compensation and benefits, occupancy and equipment related expenses, data processing, professional fees and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations. Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

The U.S. economy started to slow during the first half of 2016. Despite this, the unemployment rate has fallen to its lowest level since 2007. National and international events will have an impact on economic activity throughout 2017. The Federal Reserve raised the target Fed Funds rate to 0.75% in 2016. The Federal Reserve board has indicated a strong desire to “normalize” (raise) rates in 2017. The pace and extent of those potential actions will be dependent on future economic performance. Growth in the Company’s market areas slowed from the first half of 2016 to the second half but was still ahead of the overall U.S. growth pace. Cary has a housing growth rate of 9.1%. Raleigh’s GDP growth is at 7%. Unemployment for the area is at 4.2%. Management believes the Company’s specific market areas in the Wake and Mecklenburg county areas will continue to experience above average economic growth in 2017.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been and continues to be to operate as a well-capitalized, profitable and niche-oriented financial institution dedicated to providing extraordinary client experiences. We are committed to meeting the financial needs of the communities we serve. We expect growth to be achieved in our local markets. While we would be willing to consider growth by acquisition in certain circumstances, we do not consider the acquisition of another company to be necessary for our continued ability to provide a reasonable return to our stockholders. We believe that we can be more effective in serving our clients than many of our competitors because of our ability to quickly and effectively respond to their needs. Our ability to provide these services is enhanced by the stability and experience of our talented and trusted staff.

The Company does not have specific plans for additional offices in 2017 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Significant and Critical Accounting Policies

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Trusts, along with the Bank's wholly owned subsidiaries, PCB Trustee, Inc. and Mayberry Real Estate Holdings, LLC. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition. Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company's significant accounting policies can be found in Note 2 of the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report to Stockholders.

The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.

Many of the Company's assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company's estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques. The Company's internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in this management's discussion and analysis and the Notes to Consolidated Financial Statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

The disclosure requirements for derivatives and hedging activities are intended to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of, and gains and losses, on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company has an overall interest rate risk management strategy that has incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company had three interest rate caps with a combined notational amount of $100 million outstanding as of December 31, 2016 and 2015. See the Notes to Consolidated Financial Statements for additional information on these caps.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations

Summary

The Company operates in two very attractive, growing markets, the Triangle and Charlotte regions of North Carolina. In order to take advantage of these markets, the Company has expanded its staff of business development and support professionals. Management has expanded its sales force by adding client development officers (“CDOs”) focusing on private banking relationships with owners of companies, corporate executives and individuals who desire a higher level of professional and personal attention.

As a result of the Company’s growth in personnel and renewed emphasis on private banking, over the last five years it has experienced a double-digit compound growth rate in loans and significant improvement in net income. Since 2012, the annual compound growth rate in loans was 13.3% and in consolidated net income was 43.3%. The Company reported net income available to common stockholders of $13.4 million and diluted earnings per share of $2.68 for the year ended December 31, 2016, compared to net income available to common stockholders of $11.2 million and diluted earnings per share of $2.47 for the prior year, representing increases of 19.2% and 8.5%, respectively. The 2016 diluted earnings per share were impacted by a share issuance as a result of the Company’s initial public offering. The reported numbers for 2015 were an increase of 41.1% and 39.5% respectively over the $8.0 in net income and $1.77 diluted earnings per share recorded in 2014.

The return on average assets in 2016 was 0.95%, compared to 0.87% in 2015 and 0.72% in 2014. The return on average stockholders' equity was 11.35% in 2016 compared to 12.20 % in 2015 and 9.64% in 2014.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by the levels of non-interest bearing liabilities and capital.

Net interest income increased by $4.9 million to $46.0 million for the year ended December 31, 2016 from $41.1 million in 2015. Net interest income increased by $6.9 million for the year ended December 31, 2015 from $34.1 million for the year ended December 31, 2014. The Company experienced strong growth in net interest income as a result of significant growth in both loans and deposits during 2016, 2015 and 2014. Average total interest-earning assets were $1.33 billion in 2016 compared with $1.20 billion in 2015 and $1.00 billion in 2014. The yield on those assets increased by 2 basis points from 4.13% in 2015 to 4.15% in 2016. However, the 2015 yield on earning assets was down 22 basis points from 4.35% in 2014 as a result of competitive loan pricing pressures. The average loan balance for 2016 was $1.10 billion compared to $970.2 million for the year ended December 31, 2015 and $807.0 million for the year ended December 31, 2014. In all three instances, this loan growth was funded by the Company’s continued ability to generate strong growth from new relationships in its market areas.

During 2016, the Company also continued to experience favorable funding of its interest-earning assets with 75.9% of the Company’s average deposits for 2016 coming from non-maturity deposits compared to 61.7% and 50.9% for the years ended December 31, 2015 and 2014, respectively. Overall, average interest-bearing liabilities increased by $64.4 million from $1.03 billion for the year ended December 31, 2015 to $1.10 billion for the year ended December 31, 2016. Average interest-bearing liabilities for the year ended December 31, 2015 increased by $133.1 million from $900.5 million for the year ended December 31, 2014 The Bank’s cost of these funds increased by 3 basis points in 2016 to 0.74% from 0.71% in 2015. The 2015 cost of funds was 25 basis points lower than the 0.96% cost of funds in 2014.

In 2016, the Bank’s net interest margin was 3.54% and net interest spread was 3.41%. In 2015, net interest margin was 3.51% and net interest spread was 3.42%. In 2014, net interest margin was 3.48% and net interest spread was 3.38%.

The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans.

	For the Years Ended December 31,
	2016			2015			2014
	Average		Average	Average		Average	Average		Average
(Dollars in thousands)	Amount	Interest	Rate	Amount	Interest	Rate	Amount	Interest	Rate
Loans, net of allowance	$1,102,740	$48,835	4.43%	$970,153	$43,500	4.48%	$807,025	$37,999	4.71%
Investment securities	187,404	6,076	3.24%	168,650	5,777	3.43%	164,420	5,490	3.34%
Other interest-earnings assets	40,669	266	0.65%	57,845	149	0.26%	30,639	86	0.28%
Total interest-earning assets	1,330,813	55,177	4.15%	1,196,648	49,426	4.13%	1,002,084	43,575	4.35%
Other assets	83,818			84,265			86,091
Total assets	$1,414,631			$1,280,913			$1,088,175

Deposits:
Interest-bearing checking accounts	$174,440	703	0.40%	$126,661	389	0.31%	$97,969	307	0.31%
Money markets	455,510	3,020	0.66%	315,169	2,367	0.75%	225,251	1,837	0.82%
Time deposits	258,968	2,271	0.88%	367,107	3,313	0.90%	410,143	5,371	1.31%
Borrowings	209,020	2,135	1.02%	224,600	1,315	0.59%	167,115	1,163	0.70%
Total interest-bearing liabilities	1,097,938	8,129	0.74%	1,033,537	7,384	0.71%	900,478	8,678	0.96%
Noninterest-bearing deposits	187,506			150,578			101,166
Other liabilities	11,199			4,725			3,985
Shareholders equity	117,988			92,073			82,546
Total liabilities and shareholders
equity	$1,414,631			$1,280,913			$1,088,175

Net interest income/interest rate
spread (taxable-equivalent basis)		$47,048	3.41%		$42,042	3.42%		$34,897	3.38%

Net interest margin (taxable-
equivalent basis)			3.54%			3.51%			3.48%

Ratio of interest-bearing assets to
interest-bearing liabilities	121.21%			115.78%			111.28%

Reported net interest income
Net interest income (taxable-equivalent
basis)		$47,048			$42,042			$34,897
Less:
Taxable-equivalent adjustment		1,010			991			792
Net interest income		$46,038			$41,051			$34,105

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended			Year Ended
	December 31 2016 vs. 2015			December 31 2015 vs. 2014
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans, net of allowance	$5,945	$(610)	$5,335	$7,681	$(2,180)	$5,501
Investment securities	642	(343)	299	141	146	287
Other interest-earnings assets	(44)	161	117	76	(13)	63
Total interest income (taxable-
equivalent basis)	6,543	(792)	5,751	7,898	(2,047)	5,851

Interest expense
Deposits:
Interest-bearing checking accounts	147	167	314	90	(8)	82
Money markets	1,054	(401)	653	733	(203)	530
Time deposits	(1,028)	(14)	(1,042)	(251)	(1,807)	(2,058)
Borrowings	(91)	911	820	400	(248)	152
Total interest expense	82	663	745	972	(2,266)	(1,294)

Net interest income (Increase/
(decrease)(taxable equivalent basis)	$6,461	$(1,455)	5,006	$6,926	$219	7,145

Less:
Taxable-equivalent adjustment			19			199

Net interest income increase			$4,987			$6,946

Provision for Loan Losses

Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors.

In determining the loss history to be applied to its Accounting Standards Codification (“ASC”) 450 loan pools within the allowance for loan losses, the Company uses net charge-off history for the most recent five consecutive years. Since each of the five past years contain a declining amount of charge offs coupled with a large number of recoveries, the impact of the Company’s improvement in historical credit quality has resulted in a continually declining balance of reserves as a percent of the loan portfolio.

The provision for loan losses for the year ended December 31, 2016 was $591,000, as compared to $750,000 for the year ended December 31, 2015 and $538,000 for the year ended December 31, 2014. The provisions for loan losses for the years ended December 31, 2016, 2015 and 2014 resulted from, and were considered appropriate as part of, management's assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses. The primary factor contributing to the increase in the allowance for loan losses at December 31, 2016 to $7.9 million from $7.6 million at December 31, 2015 and $6.9 million in 2014 was the Company’s loan growth. The impact of growth was offset in part by the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2012. The table below presents historical asset quality data for the five most recently completed fiscal years.

						Net charge-offs/(recoveries) as a percent
	Net Charge-offs					of average loans outstanding
	Years Ended December 31,					Years Ended December 31,
	2016	2015	2014	2013	2012	2016	2015	2014	2013	2012

(Dollars in thousands)
Construction and Land Development	$(303)	$(59)	$744	$2,125	$1,934	-0.43%	-0.09%	1.06%	2.43%	1.54%
Commercial Real Estate	(71)	256	(39)	369	1,098	-0.01%	0.05%	-0.01%	0.09%	0.30%
Consumer Real Estate	(7)	(44)	50	704	51	0.00%	-0.02%	0.03%	0.52%	0.05%
	(381)	153	755	3,198	3,083
Commercial & Industrial Loans Not
Secured by Real Estate	714	(175)	(147)	367	670	0.45%	-0.13%	-0.14%	0.45%	0.82%
Consumer & Other	(10)	-	-	-	97	-0.08%	0.00%	0.00%	0.00%	1.57%
Total loans	$323	$(22)	$608	$3,565	$3,850	0.03%	0.00%	0.08%	0.48%	0.56%

Provision for loan losses for the period	$591	$750	$538	$156	$929

Allowance for loan losses at end of period	$7,909	$7,641	$6,869	$6,939	$10,348

Total loans at end of period	$1,191,280	$1,016,156	$868,405	$767,392	$722,366

Non-accrual loans at end of period	$968	$513	$420	$1,589	$16,105

Allowance for loan losses as a percent of
total loans outstanding at end of period	0.66%	0.75%	0.79%	0.90%	1.43%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.08%	0.05%	0.05%	0.21%	2.23%

For more information on changes in the allowance for loan losses, refer to Note 4 of the audited consolidated financial statements.

Non-Interest Income

Non-interest income for the year ended December 31, 2016 was $1.3 million, down $160,000 from 2015. The primary reason for the decrease was a decline in gains in the available for sale securities portfolio of $436,000 from $542,000 in 2015 to $106,000 for 2016. This was partially offset by a decrease of $59,000 in the amount of losses on sale or write-down of other real estate, which is included in non-interest income totals. Net losses in this category for 2016 were $700,000 compared to $759,000 for 2015.

Non-interest income for the year ended December 31, 2015 was $1.5 million, up $750,000 from 2014. The primary reason for the increase was gains in the available for sale securities portfolio of $455,000 from the $87,000 earned in 2014. In addition, the Company had a decrease of $144,000 in the amount of losses on sale or write-down of other real estate. Net losses in this category in 2015 were $144,000 less than the $903,000 recorded in 2014.

The following table presents a summary of non-interest income for the years ended December 31, 2016, 2015 and 2014:

(in thousands)	2016	2015	2014
Non-interest income
Increase in cash surrender value of bank owned life insurance	$916	$853	$799
Net gain on sale of securities	106	542	87
Service charges and fees	243	219	207
Mortgage origination fees and gains on sale of loans	172	197	112
Net loss on sale or impairment of foreclosed assets	(700)	(759)	(903)
Other fees and income	557	402	402
Total non-interest income	$1,294	$1,454	$704
Non-Interest Expenses

The growth of the Company’s loan portfolio has been accompanied by increased non-interest expenses. Non-interest expenses increased $2.1 million, or 8.0%, to $26.9 million for the year ended December 31, 2016, from $24.8 million for the same period in 2015. The following are highlights of the significant changes in non-interest expenses from 2015 to 2016.

●
Personnel expenses increased $2.3 million to $15.6 million due primarily to the addition of more personnel to handle the growth of the Company.

●
Furniture, equipment and software costs increased $132,000 from $1.9 million in 2015 to $2.0 million in 2016 as the Company added additional resources to support new employees.

●
Occupancy costs declined by $106,000 from $1.5 million in 2015 to $1.4 million in 2016. During 2015, the Company recorded a liability of $160,000 which reflected the amounts the Company will have to subsidize a subtenant in its old Charlotte facility no longer in use. There were no similar one-time expenses in 2016.

●
Professional fees increased $319,000 to $1.1 million from $737,000 in 2015 due largely to increased audit and legal fees associated with the Company’s new public reporting status and some costs associated with recruiting new employees.

●
Unreimbursed loan costs and foreclosure related expenses decreased $346,000 primarily due to a decrease in expenses on foreclosed properties associated with fewer foreclosed properties being held.

Non-interest expenses increased by $2.9 million, or 13.0%, to $24.8 million for the year ended December 31, 2015, from $21.9 million for the same period in 2014. The following are highlights of the significant changes in non-interest expenses from 2014 to 2015.

●
Personnel expenses increased $1.5 million to $13.3 million due primarily to the addition of more personnel to handle the growth of the Company.

●
Occupancy expenses increased $548,000 to $1.5 million and furniture and equipment costs increased $538,000 to $1.9 million as the Company had a full year of costs associated with a new branch in Cary, NC and an operations center in Raleigh, NC. In addition, the Company recorded a liability of $160,000 which reflects the amounts the Company will have to subsidize a subtenant in its old Charlotte facility no longer in use.

●
Professional fees decreased $382,000 to $737,000 from $1.1 million in 2014 due largely to hiring staff internally to perform more internal audit functions rather than outsourcing such functions.

●
Unreimbursed loan costs and foreclosure related expenses increased $378,000 primarily due to increased property tax expenses on foreclosed properties.

●
Other operating expense increased by $382,000 or 18.1%.

The following table presents a summary of non-interest expense for the years ended December 31, 2016, 2015 and 2014:

(in thousands)	2016	2015	2014
Non-interest expense
Salaries and employee benefits	$15,604	$13,331	$11,826
Furniture, equipment and software costs	2,010	1,878	1,340
Occupancy	1,441	1,547	999
Data processing	1,115	1,103	1,229
Professional fees	1,056	737	1,119
Director related fees and expenses	883	921	978
Advertising and public relations	871	934	876
FDIC and other supervisory assessments	703	939	932
Unreimbursed loan costs and foreclosure related expenses	528	874	496
Other	2,663	2,496	2,114
Total non-interest expense	$26,874	$24,760	$21,909

Provision for Income Taxes

The Company reported income tax expense of $6.5 million, $5.8 million and $4.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company’s effective tax rate for 2016 was 32.8%, compared to 33.9% for 2015 and 35.6% for 2014. In 2016, the North Carolina state corporate income tax rate decreased from 5% to 4%. In 2015, the North Carolina state corporate income tax rate decreased from 6% to 5%. For further discussion pertaining to the Company’s tax position, please see Note 11 of the audited consolidated financial statements.

Liquidity

Market and public confidence in the Company’s financial strength and in the strength of financial institutions in general will largely determine the Company’s access to appropriate levels of liquidity. This confidence depends significantly on the Company’s ability to maintain sound asset quality and appropriate levels of capital resources. The term “liquidity” refers to the Company’s ability to generate adequate amounts of cash to meet current needs for funding loan originations, deposit withdrawals, maturities of borrowings and operating expenses. Management measures the Bank’s liquidity position by giving consideration to both on- and off-balance sheet sources of, and demands for, funds on a daily and weekly basis.

Liquid assets (consisting of cash and due from banks, interest-earning deposits with other banks, federal funds sold and investment securities classified as available for sale) comprised 12.1%, 17.2% and 18.9% of total assets at December 31, 2016, 2015 and 2014, respectively.

The Bank has seen a net reduction in wholesale funding, while maintaining liquidity sufficient to fund new loan demand. When the need arises, the Bank has the ability to sell securities classified as available for sale, sell loan participations to other banks, or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $102.5 million in federal funds but had no such borrowings outstanding at December 31, 2016 or 2015. Also, as a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank may obtain advances of up to 25% of assets, subject to our available collateral. The Bank had an available borrowing line at December 31, 2016 of $369.8 million at the FHLB, secured by qualifying loans. As of that date, the Bank had $150.0 million outstanding on the line and available borrowing capacity of $219.8 million. In addition, the Bank may borrow up to $157.2 million at the Federal Reserve discount window and has pledged loans for that purpose. As another source of short-term borrowings, the Bank also utilizes securities sold under agreements to repurchase. At December 31, 2016, securities sold under agreements to repurchase were $20.2 million.

At December 31, 2016, the Bank’s outstanding commitments to extend credit totaled $220.7 million and consisted of undisbursed lines of credit of $216.8 million, and letters of credit of $3.9 million. At December 31, 2015, the Bank’s outstanding commitments to extend credit totaled $166.7 million and consisted of undisbursed lines of credit of $163.5 million, and letters of credit of $3.2 million. The Bank believes that its combined aggregate liquidity position from all sources is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Total deposits were $1.17 billion and $982.8 million December 31, 2016 and 2015, respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 18.7% and 32.5% of total deposits at December 31, 2016 and 2015, respectively. Time deposits of $250,000 or more represented 4.55% and 5.20%, respectively, of the total deposits at December 31, 2016 and 2015. Management believes most other time deposits are relationship-oriented. While competitive rates will need to be paid to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, management anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

As disclosed in the Company's Consolidated Statements of Cash Flows included herein, net cash provided by operating activities was approximately $13.5 million during 2016. Net cash used in investing activities was $211.8 million during 2016 and net cash provided by financing activities was $185.8 million during 2016.

Management believes that current sources of funds provide adequate liquidity for the Bank’s current cash flow needs. The Bank’s parent company maintains minimal cash balances. Management believes that the current cash balances plus taxes receivable will provide adequate liquidity for the Company’s current cash flow needs.

Asset/Liability Management

The analysis of an institution’s interest rate gap (the difference between the re-pricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following tables set forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2016 and 2015 which are projected to re-price or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the life of the loans. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Re-pricing at December 31, 2016
		More Than	More Than
	1 Year	1 Year to	3 Years to	More Than
(in thousands)	or Less	3 Years	5 Years	5 Years	Total
Interest-earning assets:
Loans	$359,018	$175,396	$362,910	$293,438	$1,190,762
Securities, available for sale	-	737	8,615	188,089	197,441
Interest-earning deposits in other banks	38,384	-	-	-	38,384
Stock in the Federal Home Loan Bank of
Atlanta	8,400	-	-	-	8,400
Total interest-earning assets:	$405,802	$176,133	$371,525	$481,527	$1,434,987

Interest-bearing liabilities:
Deposits:
Interest-bearing checking accounts	$229,647	$-	$-	$-	$229,647
Money markets	512,399	-	-	-	512,399
Time deposits	145,224	67,868	5,915	-	219,007
Repurchase agreements and federal funds	20,174	-	-	-	20,174
Short term debt	150,000	-	-	-	150,000
Long term debt	-	-	-	18,558	18,558
Total interest-bearing liabilities:	$1,057,444	$67,868	$5,915	$18,558	$1,149,785

Interest sensitivity gap per period	$(651,642)	$108,265	$365,610	$462,969	$285,202

Cumulative interest sensitivity gap	$(651,642)	$(543,377)	$(177,767)	$285,202	$285,202

Cumulative gap as a percentage of
total interest-earning assets	-45.41%	-37.87%	-12.39%	19.87%	19.87%

Cumulative interest-earning assets as
a percentage of interest-bearing liabilities	38.38%	51.71%	84.29%	124.80%	124.80%

	Terms to Re-pricing at December 31, 2015
		More Than	More Than
	1 Year	1 Year to	3 Years to	More Than
(in thousands)	or Less	3 Years	5 Years	5 Years	Total
Interest-earning assets:
Loans	$329,747	$151,167	$293,643	$241,599	$1,016,156
Securities, available for sale	1,810	-	1,786	165,300	168,896
Interest-earning deposits in other banks	30,993	-	-	-	30,993
Stock in the Federal Home Loan Bank of
Atlanta	8,061	-	-	-	8,061
Total interest-earning assets:	$370,611	$151,167	$295,429	$406,899	$1,224,106

Interest-bearing liabilities:
Deposits:
Interest-bearing checking accounts	$136,701	$-	$-	$-	$136,701
Money markets	367,391	-	-	-	367,391
Time deposits	257,883	57,170	4,728	-	319,781
Repurchase agreements and federal funds	30,580	-	-	-	30,580
Short term debt	165,000	-	-	-	165,000
Long term debt	-	4,800	-	18,558	23,358
Total interest-bearing liabilities:	$957,555	$61,970	$4,728	$18,558	$1,042,811

Interest sensitivity gap per period	$(586,944)	$89,197	$290,701	$388,341	$181,295

Cumulative interest sensitivity gap	$(586,944)	$(497,747)	$(207,046)	$181,295	$181,295

Cumulative gap as a percentage of
total interest-earning assets	-47.95%	-40.66%	-16.91%	14.81%	14.81%

Cumulative interest-earning assets as
a percentage of interest-bearing liabilities	38.70%	51.18%	79.79%	117.39%	117.39%

Analysis of Financial Condition

Overview

Total assets at December 31, 2016 were $1.50 billion, an increase of $197.9 million or 15.2% over the balance as of December 31, 2015 of $1.31 billion. Interest earning assets at December 31, 2016 totaled $1.43 billion and consisted of $1.18 billion in net loans, $197.4 million in investment securities, $8.4 million in Federal Home Loan Bank of Atlanta stock, and $38.4 million in overnight investments and interest-bearing deposits in other banks. Interest earning assets at December 31, 2015 totaled $1.21 billion and consisted of $1.01 billion in net loans, $168.9 million in investment securities, $8.1 million in Federal Home Loan Bank of Atlanta stock, and $31.0 million in overnight investments and interest-bearing deposits in other banks. Total deposits and stockholders’ equity at December 31, 2016 were $1.17 billion and $136.1 million, respectively. Total deposits and stockholders’ equity at December 31, 2015 were $982.8 million and $97.7 million, respectively.

Investment Securities

Investment securities as of December 31, 2016 and December 31, 2015 were $197.4 million and $168.9 million, respectively. The Company’s investment portfolio at December 31, 2016 and December 31, 2015, consisted of U.S. government agency obligations, collateralized mortgage obligations, mortgage-backed securities, municipal bonds and other equity investments, and had a weighted average taxable equivalent yields of 2.83% and 2.90% at December 31, 2016 and December 31, 2015, respectively. The Company also held an investment of $8.4 million and $8.1 million in Federal Home Loan Bank Stock as of December 31, 2016 and December 31, 2015, respectively, with a weighted average yield of 4.64% and 4.53% for those respective periods. The investment portfolio increased $28.5 million in 2016, the net result of $75.4 million in purchases, $20.4 million in sales, $24.7 million of maturities and prepayments and a decrease of $3.2 million in the market value of securities held available for sale. The investment portfolio decreased $14.8 million in 2015, the net result of $60.3 million in purchases, $55.0 million in sales, $20.3 million of maturities and prepayments and a decrease of $322,000 in the market value of securities held available for sale.

The following is a summary of the fair values of the securities portfolio by major classification at December 31, 2016, 2015 and 2014.

(In thousands)	2016	2015	2014
Available-for-sale:
U.S. Agency obligations	$16,943	$19,901	$31,842
Collateralized mortgage obligations	42,497	60,941	70,056
Mortgage-backed securities	73,873	31,310	34,548
Municipal bonds	60,677	54,434	45,180
Other	3,451	2,310	2,049
	$197,441	$168,896	$183,675

The following table summarizes the securities portfolio by major classification as of December 31, 2016 and December 31, 2015:

	December 31, 2016			December 31, 2015
			Weighted			Weighted
			Average Tax			Average Tax
	Amortized	Fair	Equivalent	Amortized	Fair	Equivalent
(Dollars in thousands)	Cost	Value	Yield (1)	Cost	Value	Yield (1)
U.S. government agency obligations
Due within one year	$-	$-	-	$-	$-	-
Due after one but within five years	-	-	-	-	-	-
Due after five but within ten years	-	-	-	-	-	-
Due after ten years	17,062	16,943	2.61%	19,778	19,901	2.59%
	17,062	16,943	2.61%	19,778	19,901	2.59%
Collateralized mortgage obligations
Due within one year	-	-	-	-	-	-
Due after one but within five years	-	-	-	-	-	-
Due after five but within ten years	-	-	-	-	-	-
Due after ten years	42,439	42,497	2.43%	60,826	60,941	2.34%
	42,439	42,497	2.43%	60,826	60,941	2.34%
Mortgage-backed securities
Due within one year	-	-	-	-	-	-
Due after one but within five years	7,492	7,581	2.54%	-	-	-
Due after five but within ten years	5,237	5,341	3.07%	13,361	13,591	2.74%
Due after ten years	62,409	60,951	2.13%	17,713	17,719	2.61%
	75,138	73,873	2.24%	31,074	31,310	2.67%
Municipal bonds
Due within one year	-	-	-	-	-	-
Due after one but within five years	1,734	1,771	3.23%	1,740	1,786	3.23%
Due after five but within ten years	6,078	6,087	3.22%	4,325	4,412	3.06%
Due after ten years	53,089	52,819	4.02%	47,098	48,236	3.99%
	60,901	60,677	3.92%	53,163	54,434	3.89%
Other equity investments
Due within one year	-	-	-	-	-	-
Due after one but within five years	-	-	-	-	-	-
Due after five but within ten years	1,500 1,500	1,500	6.77%	500	500	6.50%
Due after ten years	2,176	1,951	0.00%	2,177	1,810	0.00%
	3,676	3,451	2.76%	2,677	2,310	1.21%
Total securities available for sale
Due within one year	-	-	-	-	-	-
Due after one but within five years	9,226	9,352	19.36%	1,740	1,786	3.23%
Due after five but within ten years	12,815	12,928	2.82%	18,186	18,503	2.82%
Due after ten years	177,175	175,161	2.91%	147,592	148,607	2.91%
	$199,216	$197,441	2.83%	$167,518	$168,896	2.90%
_________________________

(1)
    The marginal tax rate used to calculate tax equivalent yield was 30.0%.

As of December 31, 2015, the Company had an investment in a mortgage-backed security with an amortized cost and a fair value of $9.9 million, or about 10.1% of stockholders’ equity. As of December 31, 2016, there were no securities with amortized cost or fair value exceeding 10% of stockholders’ equity.

Loans Receivable

The loan portfolio is the largest category of the Company's earning assets and is composed of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank makes loans and extensions of credit primarily within Wake and Mecklenburg counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, the value of which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans.

The loan portfolio at December 31, 2016 totaled $1.19 billion and was composed of $79.7 million in construction and land development loans, $641.7 million in commercial real estate loans, $287.1 million in consumer real estate loans, $170.7 million in commercial and industrial loans, and $11.5 million in consumer and other loans. Also included in loans outstanding at December 31, 2016 is $518,000 in net deferred loan costs.

The loan portfolio at December 31, 2015 totaled $1.02 billion and was composed of $64.7 million in construction and land development loans, $533.9 million in commercial real estate loans, $249.7 million in consumer real estate loans, $153.7 million in commercial and industrial loans, and $13.5 million in consumer and other loans. Also included in loans outstanding at December 31, 2016 is $630,000 in net deferred loan costs.

The following table describes the Company’s loan portfolio composition by category:

	2016		2015		2014		2013		2012
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(Dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Construction and land development	$79,738	6.7%	$64,702	6.4%	$62,817	7.2%	$81,316	10.6%	$99,685	13.8%
Commercial real estate:
Non-farm, non-residential	365,569	30.7%	307,722	30.3%	283,112	32.6%	289,181	37.7%	264,616	36.6%
Owner-occupieed	186,892	15.7%	147,017	14.5%	125,017	14.4%	84,198	11.0%	76,295	10.6%
Multifamily, nonresidential and junior liens	89,191	7.5%	79,170	7.8%	78,024	9.0%	63,965	8.3%	62,998	8.7%
Total commercial real estate	641,652	53.9%	533,909	52.5%	486,153	56.0%	437,344	57.0%	403,909	55.9%
Consumer real estate:
Home equity lines	87,489	7.3%	78,943	7.8%	46,782	5.4%	21,117	2.8%	13,271	1.8%
Secured by 1-4 family residential, secured by
first deeds of trust	195,343	16.4%	167,053	16.4%	143,793	16.6%	118,686	15.5%	100,628	13.9%
Secured by 1-4 family residential, secured by
second deeds of trust	4,289	0.4%	3,711	0.4%	4,940	0.6%	5,774	0.8%	6,294	0.9%
Total consumer real estate	287,121	24.1%	249,707	24.6%	195,515	22.5%	145,577	19.0%	120,193	16.6%
Commercial and industrial loans (except those
secured by real estate)	170,709	14.3%	153,669	15.1%	118,204	13.6%	94,964	12.4%	81,516	11.3%
Consumer and other	11,542	1.0%	13,539	1.3%	5,722	0.7%	8,505	1.1%	17,229	2.4%
Less:
Deferred loan origination fees (costs)	518	0.0%	630	0.1%	(6)	0.0%	(314)	0.0%	(166)	0.0%
Total loans	1,191,280	100.0%	1,016,156	100.0%	868,405	100.0%	767,392	100.0%	722,366	100.0%
Allowance for loan losses	(7,909)		(7,641)		(6,869)		(6,939)		(10,348)
Total net loans	$1,183,371		$1,008,515		$861,536		$760,453		$712,018

During 2016, loans receivable increased by $175.1 million, or 17.2%, to $1.19 billion as of December 31, 2016. The increase in loans during the year is primarily attributable to new loan origination driven by demand in the Company’s market areas.

During 2015, loans receivable increased by $147.8 million, or 17.0%, to $1.02 billion as of December 31, 2015. The increase in loans during the year is also primarily attributable to new loan origination driven by demand in the Company’s market areas.

The majority of the Company’s loan portfolio consists of real estate loans. This category, which includes both commercial and consumer loan balances, increased from 83.5% of the loan portfolio at December 31, 2015 to 84.7% at December 31, 2016. The increase was primarily due to strong demand in the real estate market in the Company’s marketing areas. During 2015, real estate loans as a percent of the total loan portfolio decreased from 85.9% as of to 83.5%. The decrease in the real estate loans as a percent of the total was primarily the result of an internal focus in the current year on expanding the Bank’s commercial lending area. From December 31, 2015 to December 31, 2016 there was a $15.0 million increase in construction and land development loans, a $107.7 million increase in commercial real estate loans and a $37.4 million increase in consumer real estate loans. From December 31, 2014 to December 31, 2015, there was a $1.9 million increase in construction and land development loans, a $46.7 million increase in commercial real estate loans and a $54.2 million increase in consumer real estate loans.

Maturities and Sensitivities of Loans to Interest Rates

The following table presents the maturity distribution of the Company’s loans at December 31, 2016 and December 31, 2015. The table also presents the portion of loans that have fixed interest rates or variable interest rates that fluctuate over the life of the loans in accordance with changes in an interest rate index such as the prime rate:

	At December 31, 2016				At December 31, 2015
		Due after one				Due after one
	Due within	year but within	Due after		Due within	year but within	Due after
(In thousands)	one year	five years	five years	Total	one year	five years	five years	Total
Fixed rate loans:
Construction and land development	$23,417	$4,474	$22,240	$50,131	$8,199	$14,735	$581	$23,515
Non-farm, non-residential	27,159	54,573	196,323	278,055	8,409	162,981	50,017	221,407
Owner-occupieed	3,954	43,574	129,681	177,209	1,965	88,638	45,093	135,696
Multifamily, nonresidential and junior liens	1,860	10,598	43,541	55,999	1,179	20,413	27,524	49,116
Home equity lines	-	648	-	648	451	161	-	612
Secured by 1-4 family residential, secured by first
deeds of trust	10,084	18,950	160,094	189,128	5,878	54,540	97,498	157,916
Secured by 1-4 family residential, secured by
second deeds of trust	65	499	2,600	3,164	591	1,263	858	2,712
Commercial and industrial loans (except those
secured by real estate)	4,157	22,057	64,220	90,434	2,462	62,146	14,565	79,173
Consumer and other	1,010	1,231	1,490	3,731	180	3,685	-	3,865
Total at fixed rates	71,706	156,604	620,189	848,499	29,314	408,562	236,136	674,012
Variable rate loans:
Construction and land development	15,103	7,063	7,316	29,482	28,926	11,793	230	40,949
Non-farm, non-residential	11,656	30,338	45,520	87,514	10,002	55,761	19,219	84,982
Owner-occupieed	2,533	1,392	5,758	9,683	2,754	4,476	4,092	11,322
Multifamily, nonresidential and junior liens	2,887	4,282	26,023	33,192	3,437	15,104	11,513	30,054
Home equity lines	3,063	9,158	74,426	86,647	3,923	8,278	66,130	78,331
Secured by 1-4 family residential, secured by first
deeds of trust	1,556	1,604	2,524	5,684	3,538	4,347	1,252	9,137
Secured by 1-4 family residential, secured by
second deeds of trust	40	413	614	1,067	514	420	-	934
Commercial and industrial loans (except those
secured by real estate)	57,804	17,651	4,760	80,215	60,335	15,003	301	75,639
Consumer and other	1,230	5,028	1,553	7,811	1,958	7,586	109	9,653
Total at variable rates	95,872	76,929	168,494	341,295	115,387	122,768	102,846	341,001
Subtotal	167,578	233,533	788,683	1,189,794	144,701	531,330	338,982	1,015,013
Non-accrual loans (1)	184	591	194	968	303	210	-	513
Gross Loans	$167,762	$234,124	$788,877	1,190,762	$145,004	$531,540	$338,982	1,015,526
Deferred origination costs				518				630
Total loans				$1,191,280				$1,016,156
_________________________
(1)
    Includes nonaccrual restructured loans.

The Company may renew loans at maturity when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in the Company’s best interest. In such instances, the Company generally requires payment of accrued interest and may require a principal reduction or modify other terms of the loan at the time of renewal.

Allowance for Loan Losses

The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

●
Changes in international, national, regional and local conditions.
●
Changes in the nature and volume of the Bank’s loan portfolio and terms of loans.
●
Changes in the volume and severity of past due loans and other similar conditions.
●
Changes in interest rates.
●
The existence and effect of any concentrations of credit in the Bank’s loan portfolio as well as any changes in the levels of such concentrations.
●
The effect of other external factors, such as competition and legal and regulatory requirements on the level of estimated credit losses in the Bank’s existing portfolio.
●
Pace of the Bank’s loan growth.
●
And other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank's originating loan officer evaluates the quality of the loan and assigns one of nine risk grades. The loan officer monitors the loan's performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank's Credit Administration. Any issues regarding the risk assessments are addressed by the Bank's senior credit administrators and factored into management's decision to originate or renew the loan. The Bank's Board of Directors reviews, on a quarterly basis, an analysis of the Bank's reserves relative to the range of reserves estimated by the Bank's Credit Administration.

As an additional measure, the Bank periodically engages an independent third party to review the underwriting, documentation and risk grading analyses. The third party's evaluation and report is shared with management and the Bank's Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses. The provision for loan losses charged or credited to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date. The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and other macroeconomic factors and trends. The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves. After a loan has been identified as impaired, management measures impairment. When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management's current evaluation of the Bank's loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years' loss experience. This charge-off experience may be adjusted to reflect the effects of current conditions. The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management's assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management's acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk. Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management's evaluation of the factors affecting the assumptions used in calculating the allowance.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment. Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank's loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Net charge-offs for 2016 were $323,000. In 2015, the Company had net recoveries of $22,000. The ratio of net charge-offs to average total loans was 0.03% in 2016, 0.00% in 2015 and 0.07% in 2014. The Bank strives to proactively work with its customers to identify potential problems. If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.

The allowance for loan losses was $7.9 million or 0.66% of total loans outstanding at December 31, 2016. For December 31, 2015 and 2014, the allowance for loan losses amounted to $7.6 million or 0.75% of total loans outstanding and $6.7 million, or 0.79% of total loans outstanding, respectively.

The allowance for loan losses as a percentage of gross loans outstanding decreased by 0.09% during 2016 to 0.66% of gross loans at December 31, 2016. The change in the allowance during 2016 reflected the impact of growth in the loan portfolio outpacing the loan loss provisions recorded as a result of improved credit quality. General reserves totaled $7.4 million or 0.62% of gross loans outstanding as of December 31, 2016, an increase from year-end 2015 when they totaled $7.1 million or 0.70% of loans outstanding. At December 31, 2016, specific reserves on impaired loans constituted $509,000 or 0.04% of gross loans outstanding compared to $509,000 or 0.05% of loans outstanding as of December 31, 2015.

The allowance for loan losses as a percentage of gross loans outstanding decreased by 0.04% during 2015 to 0.75% of gross loans at December 31, 2015. The change in the allowance during 2015 resulted from net recoveries of $22,000 and a provision of $750,000. General reserves totaled $6.2 million or 0.71% of loans outstanding at December 31, 2014. At December 31, 2014, specific reserves on impaired loans constituted $680,000 or 0.08% of loans outstanding.

The following table presents the percentage of loans assigned to each risk grade at December 31, 2016 and 2015.

	Percentage of Loans
	By Risk Grade
Risk Grade	2016	2015
Risk Grade 1 (Minimal)	0.28%	0.35%
Risk Grade 2 (Modest)	1.94%	0.93%
Risk Grade 3 (Average)	32.63%	30.18%
Risk Grade 4 (Acceptable)	46.03%	46.92%
Risk Grade 5 (Acceptable with Care)	17.24%	20.68%
Risk Grade 6 (Special Mention or Critical)	1.71%	0.71%
Risk Grade 7 (Substandard)	0.17%	0.23%
Risk Grade 8 (Doubtful)	0.00%	0.00%
Risk Grade 9 (Loss)	0.00%	0.00%

The following table presents information regarding changes in the allowance for loan losses in detail for the years indicated:

(in thousands)	2016	2015	2014	2013	2012
Allowance for loan losses at beginning of the period	$7,641	$6,869	$6,939	$10,348	$13,269
Provision for loan losses	591	750	538	156	929

Loans charged off:
Construction and land development	-	(14)	(898)	(2,676)	(2,997)
Commercial real estate	(27)	(275)	(1)	(761)	(1,222)
Consumer real estate	-	-	(64)	(738)	(52)
Commercial and industrial loans (except those
secured by real estate)	(927)	-	(99)	(494)	(743)
Consumer and other	-	-	-	-	(98)
Total charge-offs	(954)	(289)	(1,062)	(4,669)	(5,112)
Recoveries of loans previously charged off:
Construction and land development	303	73	154	551	1,063
Commercial real estate	98	19	40	392	124
Consumer real estate	7	44	14	34	1
Commercial and industrial loans (except those
secured by real estate)	213	175	246	127	73
Consumer and other	10	-	-	-	1
Total recoveries	631	311	454	1,104	1,262
Net recoveries (charge-offs)	(323)	22	(608)	(3,565)	(3,850)
Allowance for loan losses at end of the period	$7,909	$7,641	$6,869	$6,939	$10,348

Ratio of net charge-offs during the period
to average loans outstanding during
the period	0.03%	0.00%	0.07%	0.48%	0.55%

Average loans

Allowance for loan losses as a percent of loans
outstanding at end of year	0.66%	0.75%	0.79%	0.90%	1.43%

The following table presents the Company’s allowance for loan losses allocated to each category of the Company’s loan portfolio and each category of the loan portfolio as a percentage of total loans at December 31 for the years indicated.

	At December 31,
	2016		2015		2014		2013		2012
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(Dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Construction and land development	$486	6.7%	$509	6.4%	$960	7.2%	$2,021	10.6%	$3,746	13.8%
Commercial real estate	3,719	53.9%	3,156	52.5%	2,510	56.0%	1,184	57.0%	2,463	55.9%
Consumer real estate	1,900	24.1%	2,046	24.6%	1,594	22.5%	1,540	19.0%	1,466	16.6%
Commercial and industrial loans
(except those secured by real estate)	1,728	14.3%	1,786	15.1%	1,662	13.6%	2,150	12.4%	2,573	11.3%
Consumer and other	76	1.0%	144	1.4%	143	0.7%	44	1.0%	100	2.4%
Total allocated	7,909	100.0%	7,641	100.0%	6,869	100.0%	6,939	100.0%	10,348	100.0%
Unallocated	-		-		-		-		-
Total	$7,909		$7,641		$6,869		$6,939		$10,348

Past Due Loans and Nonperforming Assets

The Company had no loans that were 30 days or more past due at December 31, 2016 or 2015. Non-accrual loans increased to $968,000 at December 31, 2016 from $513,000 at December 31, 2015. As of December 31, 2016, the Company had six loans totaling $1.3 million that were considered to be troubled debt restructurings, or “TDR”s, of which three loans totaling $1.2 million were still accruing interest. As of December 31, 2015, the Company had eight loans totaling $2.8 million that were considered to be troubled debt restructurings, of which four loans totaling $2.6 million were still accruing interest. There were no loans that were over 90 days past due and still accruing interest at December 31, 2016 or 2015.

Management monitors the Company’s loan portfolio to ensure that loans are properly classified as to risk grade. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

Loans are reported as past due when the contractual amounts due with respect to principal and interest are not received by the contractual due date. Loans are generally classified as nonaccrual if they are past due for a period of 90 days or more, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate (or foreclosed assets). Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to earnings. Routine maintenance and other holding costs are included in non-interest expense. Loans are classified as TDR by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest. The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual until there is demonstrated performance under new terms. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.

The following tables present an age analysis of past due loans, segregated by class of loans as of December 31, 2016 and December 31, 2015:

	At December 31, 2016					At December 31, 2015
	30+	Non-	Total			30+	Non-	Total
	Days	Accrual	Past		Total	Days	Accrual	Past		Total
(in thousands)	Past Due	Loans	Due	Current	Loans	Past Due	Loans	Due	Current	Loans
Construction and land development	$-	$125	$125	$79,613	$79,739	$-	$238	$238	$64,464	$64,702
Non-farm, non-residential	-	-	-	365,569	365,569	-	-	-	306,390	306,390
Owner-occupieed	-	-	-	186,892	186,892	-	-	-	147,017	147,017
Multifamily, nonresidential and junior liens	-	-	-	89,191	89,191	-	-	-	79,170	79,170
Home equity lines	-	194	194	87,295	87,489	-	-	-	78,943	78,943
Secured by 1-4 family residential, secured
by first deeds of trust	-	531	531	194,812	195,343	-	-	-	167,053	167,053
Secured by 1-4 family residential,
secured by second deeds of trust	-	58	58	4,231	4,289	-	65	65	3,646	3,711
Commercial and industrial loans (except
those secured by real estate)	-	60	60	170,649	170,709	-	189	189	154,812	155,001
Consumer and other	-	-	-	11,542	11,542	-	21	21	13,518	13,539
	$-	$968	$968	$1,189,794	$1,190,763	$-	$513	$513	$1,015,013	$1,015,526

The table below sets forth, for the periods indicated, information about the Company’s non-accrual loans, loans past due 90 days or more and still accruing interest, total non-performing loans (non-accrual loans plus nonaccrual restructured loans), and total non-performing assets.

	At December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Non-accrual loans	$785	$323	$219	$1,148	$12,949
Restructured loans (1)	183	190	201	441	3,156
Total nonperforming loans	968	513	420	1,589	16,105
Foreclosed real estate	4,740	5,453	14,777	18,174	18,756
Repossessed assets	-	-	214	-	-
Total nonperforming assets	$5,708	$5,966	$15,411	$19,763	$34,861

Accruing loans past due 90 days or more	$-	$-	$-	$-	$-
Allowance for loan losses	7,909	7,641	6,869	6,939	10,348

Nonperforming loans to period end loans	0.08%	0.05%	0.05%	0.21%	2.23%
Allowance for loan losses to period end
loans	0.66%	0.75%	0.79%	0.90%	1.43%
Allowance for loan losses to
nonperforming loans	817.01%	1489.47%	1635.48%	436.69%	64.25%
Allowance for loan losses to
nonperforming assets	138.55%	128.08%	44.57%	35.11%	29.68%
Nonperforming assets to total assets	0.38%	0.46%	1.32%	1.91%	3.64%

(1)
    Restructured loans are also on nonaccrual status.

In addition to the above, as of December 31, 2016 the Company had $2.7 million in loans that were considered to be impaired for reasons other than their past due, accrual or restructured status. In total, there were $3.2 million in loans that were considered to be impaired at December 31, 2016. As of December 31, 2015, the Company had $3.4 million in loans that were considered to be impaired for reasons other than their past due, accrual or restructured status. In total, there were $3.9 million in loans that were considered to be impaired at December 31, 2015. Impaired loans have been evaluated by management in accordance with ASC 310 and $509,000 has been included in the allowance for loan losses as of December 31, 2016 and 2015 for these loans. All troubled debt restructurings and other non-performing loans are included within impaired loans as of December 31, 2016 and 2015.

Other Assets

At December 31, 2016, non-earning assets totaled $76.1 million, a decrease of $13.3 million from $89.4 million at December 31, 2015. Non-earning assets at December 31, 2016 consisted of: cash and due from banks of $4.6 million, premises and equipment totaling $15.6 million, foreclosed real estate totaling $4.7 million, accrued interest receivable of $4.4 million, bank owned life insurance, or BOLI, of $34.2 million and other assets totaling $7.8 million, with net deferred taxes of $4.8 million.

At December 31, 2015, non-earning assets totaled $89.4 million, a decrease of $4.2 million from $93.6 million at December 31, 2014. Non-earning assets at December 31, 2015 consisted of: cash and due from banks of $24.5 million, premises and equipment totaling $16.4 million, foreclosed real estate totaling $5.5 million, accrued interest receivable of $3.8 million, bank owned life insurance of $28.3 million and other assets totaling $6.8 million, with net deferred taxes of $4.1 million.

As of December 31, 2016, the Company had an investment in bank owned life insurance of $34.2 million, an increase of $5.9 million from the December 31, 2015 balance of $28.3 million. Of the increase, $5.0 million can be attributable to a purchase of additional insurance while the remaining $916,000 reflected an increase in cash surrender value. BOLI increased during 2015 by $853,000 year over year from the same period in 2014. Since the income on this investment is included in non-interest income, the asset is not included in the Company’s calculation of earning assets.

Deposits

Deposits gathered from clients represent the primary source of funding for the Company’s lending activities. Commercial and private banking deposit services include non-interest and interest bearing checking accounts, money market accounts, and to a limited extent, IRAs and CDs. Interest rates for each account type are set by the Company within the context of marketplace factors, current deposit needs, and a keen awareness of maintaining a strong margin.

The Company's primary focus is on establishing long-term client relationships to attract core deposits. However, the Company may use non-reciprocal brokered and other wholesale deposits to supplement local funding sources. As of December 31, 2016, non-reciprocal brokered deposits represented 6.6 percent of total deposits.

Total deposits at December 31, 2016 were $1.17 billion and consisted of $211.2 million in non-interest-bearing demand deposits, $742.0 million in interest-bearing checking and money market accounts, and $219.0 million in time deposits. Total deposits increased by $189.4 million from $982.8 million as of December 31, 2015. Non-interest-bearing demand deposits increased by $52.2 million from $159.0 million as of December 31, 2015. Interest-bearing and money market accounts increased by $238.0 million from $504.1 million as of December 31, 2015. Time deposits decreased by $100.8 million during 2016 from $319.8 million as of December 31, 2015. The increase in deposits was primarily due to a focus on growing core customer deposits and demand in the markets in which the Bank operates.

Total deposits increased in 2015 by $99.2 million from $883.6 million as of December 31, 2014. Non-interest-bearing demand deposits increased by $40.1 million from $118.9 million as of December 31, 2014. Interest-bearing and money market accounts increased by $128.3 million from $375.8 million as of December 31, 2014. Time deposits decreased by $69.1 million during 2015 from $388.9 million as of December 31, 2014. The increase in deposits in 2015 was also primarily due to a focus on growing core customer deposits during the year and demand in the markets in which the Bank operates.

The table below provides a summary of the Company’s deposit portfolio by deposit type.

	As of December 31,
Composition of Deposit Portfolio	2016	2015
Non-interest bearing	18.0%	16.2%
Interest-bearing checking accounts	19.7%	21.5%
Money markets	43.7%	29.8%
Time deposits	18.6%	32.5%
Total	100.0%	100.0%

The following table shows historical information regarding the average balances outstanding and average interest rates for each major category of deposits:

	2016		2015		2014		2013		2012
	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Interest-bearing checking accounts	$174,440	0.40%	$126,661	0.31%	$97,969	0.31%	$76,740	0.49%	$57,897	0.51%
Money markets	455,510	0.66%	315,169	0.75%	225,251	0.82%	151,320	0.73%	145,321	0.72%
Time deposits	258,968	0.88%	367,107	0.90%	410,143	1.31%	442,400	1.57%	471,570	1.83%
Total interest-bearing deposits	888,918	0.67%	808,937	0.75%	733,363	1.02%	670,460	1.25%	674,788	1.48%
Noninterest-bearing deposits	187,506	-	150,578	-	101,166	-	73,597	-	59,027	-
Total deposits	$1,076,424	0.56%	$959,515	0.63%	$834,529	0.90%	$744,057	1.13%	$733,815	1.36%

The overall mix of deposits has shifted to a higher percentage of non-interest demand deposits and interest-bearing demand with reductions in the percentage of deposits held in time deposit accounts. The Company believes its deposit product offerings are properly structured to attract and retain core low-cost deposit relationships. The average cost of deposits was 0.56% in 2016 compared to 0.63% in 2015 due to changes in deposit mix and lower deposit interest rates.

The following table shows the maturities of time deposits greater than or equal to $250,000 as of December 31, 2016:

(in thousands)	2016
Three months or less	$517
Over three through six months	41,791
Over six months through twelve months	4,474
Over twelve months	6,512
$53,294

Short Term and Long Term Debt

As of December 31, 2016, the Company had $150.0 million in short-term debt, which consisted solely of FHLB advances. This compared to an outstanding balance of $165.0 million in FHLB advances at year-end 2015. The decrease was due to the Company using deposit growth in excess of loan growth during the year to pay down debt.

As of December 31, 2015, the Company had $165.0 million in short-term debt, which consisted solely of FHLB advances compared to an outstanding balance of $135.0 million at year-end 2014. In addition, the Company had $4.8 million outstanding on its $10.0 million holding company loan. That balance at December 31, 2014 was $7.3 million. The increase in short-term debt was used to fund, in part, growth in the Bank’s loan portfolio during the year ended December 31, 2015.

The Company had issued and outstanding $18.6 million in junior subordinated debentures as of December 31, 2016, December 31, 2015 and 2014. These junior subordinated debentures were issued to Paragon Commercial Trust I and Paragon Commercial Trust II in connection with the Company’s issuance of trust preferred securities on May 18, 2004 and May 30, 2006, respectively. Additional information regarding the junior subordinated debentures can be found in Note 7 of the Company’s audited consolidated financial statements on page A-66.

The Bank had no borrowings from the Federal Reserve at December 31, 2016 and 2015. Federal Reserve borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2016, the carrying value of loans pledged as collateral totaled approximately $351.0 million.

Securities sold under agreements to repurchase were $20.2 million at December 31, 2016, as compared to $30.6 million at December 31, 2015. This decrease is primarily due to a customer transferring $13.0 million from securities sold under agreements to repurchase to a non-interest bearing demand deposit account in April 2016.

Derivatives

As of December 31, 2016, December 31, 2015 and 2014, the Company had three interest rate caps with a strike price of 3-month LIBOR at ..50% and a five-year term. The instruments hedged were $100 million of Federal Home Loan Bank borrowings maturing quarterly on the same reset dates. The Company executed the caps in three separate agreements between $30 million and $35 million maturing between August 2019 and October 2019. The remaining unamortized premium on the caps was $5.8 million as of December 31, 2016 and $6.7 million as of December 31, 2015.

Contractual Obligations

The following table presents the Company's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient. The table excludes liabilities recorded where management cannot reasonably estimate the timing of any payments that may be required in connection with these liabilities.

	December 31, 2016
	1 Year	Over 1 to	Over 3 to	More Than
(in thousands)	or Less	3 Years	5 Years	5 Years	Total
Contractual Cash Obligations
Time deposits	$145,224	$67,868	$5,915	$-	$219,007
Short term borrowings	150,000	-	-	-	150,000
Subordinated debentures	-	-	-	18,558	18,558
Operating leases	733	1,194	316	3,997	6,240
Total contractual obligations	$295,957	$69,062	$6,231	$22,555	$393,805

Other Commitments
Commitments to extend credit	$86,079	$29,441	$19,893	$81,356	$216,769
Standby letters of credit	3,398	438	68	-	3,904
Total other commitments	$89,477	$29,879	$19,961	$81,356	$220,673

Capital

The Company seeks to maintain adequate capital to support anticipated asset growth, operating needs and unexpected risks, and to ensure that the Company and the Bank are in compliance with all current and anticipated regulatory capital guidelines. The Company’s primary sources of new capital include retained earnings and proceeds from the sale and issuance of capital stock or other securities.

In 2013, the Federal Reserve and the FDIC adopted final rules that implemented the Basel III changes to the international regulatory capital framework, referred to as the “Basel III Rules.” The Basel III Rules apply to both depository institutions and their holding companies. The Basel III Rules, which became effective for both the Company and the Bank in 2015, include risk-based and leverage capital ratio requirements which refined the definition of what constitutes “capital” for purposes of calculating those ratios. The minimum capital level requirements applicable to the Company and the Bank under the Basel III Rules are: (i) a common equity Tier 1 risk-based capital ratio of 4.5 percent; (ii) a Tier 1 risk-based capital ratio of 6 percent; (iii) a total risk-based capital ratio of 8 percent; and (iv) a Tier 1 leverage ratio of 4 percent for all institutions. Common equity Tier 1 capital consists of retained earnings and common stock instruments, subject to certain adjustments.

The Basel III Rules also establish a “capital conservation buffer” of 2.5 percent above the new regulatory minimum risk-based capital requirements. The conservation buffer, when added to the capital requirements, result in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0 percent, (ii) a Tier 1 risk-based capital ratio of 8.5 percent, and (iii) a total risk-based capital ratio of 10.5 percent. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625 percent of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution will be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers if its capital level is below the buffer amount.

The Basel III Rules also revised the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including the Bank, if their capital levels do not meet certain thresholds. The prompt corrective action rules were modified to include a common equity Tier 1 capital component and to increase certain other capital requirements for the various thresholds. For example, under the proposed prompt corrective action rules, insured depository institutions will be required to meet the following capital levels in order to qualify as “well capitalized:” (i) a common equity Tier 1 risk-based capital ratio of 6.5 percent; (ii) a Tier 1 risk-based capital ratio of 8 percent; (iii) a total risk-based capital ratio of 10 percent; and (iv) a Tier 1 leverage ratio of 5 percent. The Basel III Rules also set forth certain changes in the methods of calculating certain risk-weighted assets, which in turn affect the calculation of risk based ratios.

If the Bank fails to meet the requirements for a “well capitalized” bank, it could increase the regulatory scrutiny on the Bank and the Company. In addition, the Bank would not be able to renew or accept brokered deposits without prior regulatory approval and the Bank would not be able to offer interest rates on its deposit accounts that are significantly higher than the average rates in the Bank’s market area. As a result, it would be more difficult to attract new deposits and retain or increase existing, non-brokered deposits. If the Bank is prohibited from renewing or accepting brokered deposits and is unable to attract new deposits, its liquidity and its ability to fund its loan portfolio may be adversely affected. In addition, the Bank would be required to pay higher insurance premiums to the FDIC, which would reduce its earnings.

On May 18, 2004, the Company privately issued trust preferred securities having an aggregate liquidation amount of $10.0 million through Paragon Commercial Capital Trust I. On May 30, 2006, the Company privately issued additional floating rate trust preferred securities having an aggregate liquidation amount of $8.0 million through Paragon Commercial Capital Trust II. The proceeds provided additional capital for the expansion of the Bank. Under the current applicable regulatory guidelines, all of the trust preferred securities qualify as Tier 1 capital.

On June 21, 2016 the Company issued 845,588 shares of its common stock in an initial public offering. Of the $26.4 million in net proceeds, $3.8 million was used to pay down existing debt at the holding company, $20.5 million was contributed to the Bank as additional capital and the remaining $2.1 million was retained at the holding company level to service existing debt at the holding company level.

Regulatory capital ratios for the Bank exceeded minimum federal regulatory guidelines for a well-capitalized depository institution as of December 31, 2016 and December 31, 2015. Management expects that the Company and the Bank will continue to be in compliance with applicable regulatory capital requirements, although there can be no assurance that additional capital will not be required in the future.

Total stockholders’ equity at December 31, 2016 was $136.1 million, an increase of $39.4 million from $97.7 million as of December 31, 2015. In addition to the proceeds from its initial public offering, other changes in stockholders’ equity included $13.4 million in net income, $427,000 in stock based compensation and other comprehensive loss of $1.9 million related to declining values in the Company’s available for sale investment security portfolio and its cash flow hedges.

Total stockholders’ equity at December 31, 2015 increased $10.0 million from $87.7 million as of December 31, 2014. Changes in stockholders’ equity included $11.2 million in net income, $411,000 in stock based compensation, proceeds of $176,000 from stock option exercises, proceeds of $202,000 from the issuance of shares of the Company’s common stock under the Company’s Employee Stock Purchase Plan, or ESPP, and other comprehensive loss of $2.0 million related to declining values in the Company’s available for sale investment security portfolio and its cash flow hedges.

Quarterly Financial Data

The Company's unaudited consolidated quarterly operating results for the years ended December 31, 2016 and 2015 are presented in table below

Dollars in thousands, except per share amounts	2016				2015
	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$12,467	$13,272	$13,855	$14,573	$11,320	$12,011	$12,510	$12,594
Total interest expense	1,916	1,971	2,088	2,154	1,868	1,798	1,854	1,864
Net interest income	10,551	11,301	11,767	12,419	9,452	10,213	10,656	10,730

Provision for loan losses	-	-	391	200	571	179	-	-
Other income	266	381	438	209	484	324	544	102
Other expense	6,600	6,488	6,778	7,008	5,880	6,400	6,180	6,300
Income before income taxes	4,217	5,194	5,036	5,420	3,485	3,958	5,020	4,532

Income taxes	1,379	1,719	1,581	1,798	1,177	1,308	1,707	1,569
Net earnings	$2,838	$3,475	$3,455	$3,622	$2,308	$2,650	$3,313	$2,963

	$-	$-	$-	$-
Basic net earnings per share	$0.62	$0.76	$0.64	$0.67	$0.52	$0.59	$0.73	$0.65
Diluted net earnings per share	$0.62	$0.75	$0.64	$0.67	$0.51	$0.59	$0.73	$0.65

Quantitative and Qualitative Disclosures about Market Risk

Management and the board of directors are responsible for managing interest rate risk and employing risk management policies that monitor and limit this exposure. Interest rate risk is measured using net interest income simulations and market value of portfolio equity analyses. These analyses use various assumptions, including the nature and timing of interest rate changes, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows.

The principal objective of the Company's asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing earnings and preserving adequate levels of liquidity and capital. The asset and liability management function is under the guidance of the Management Asset/Liability Committee (“Management ALCO”) with direction of the Board of Directors Asset/Liability Committee (“Board ALCO”). Management ALCO meets monthly to review, among other things, funding uses and sources, the sensitivity of the Company's assets and liabilities to interest rate changes, local and national market conditions and rates. Board ALCO meets quarterly and also reviews the liquidity, capital, deposit mix, loan mix and investment positions of the Company. In addition, Board ALCO reviews modeling performed by a third party of the impact on net interest income and economic value of equity of rate changes in various scenarios as well as the impact of strategies put into place to mitigate interest rate risk. Instantaneous parallel rate shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.

We also analyze the economic value of equity as a secondary measure of interest rate risk. This is a complementary measure to net interest income where the calculated value is the result of the market value of assets less the market value of liabilities. The economic value of equity is a longer term view of interest rate risk because it measures the present value of the future cash flows. The impact of changes in interest rates on this calculation is analyzed for the risk to our future earnings and is used in conjunction with the analyses on net interest income.

Our interest rate risk model indicated that the Company was liability sensitive in terms of interest rate sensitivity at November 30, 2016. Since November 30, 2015, we have slightly increased our liability sensitivity as a result of moving our balance sheet mix toward more fixed rate loans, even after shortening the duration of the investment portfolio. The table below illustrates the impact in year one of an immediate and sustained 200 basis point increase and a 100 basis point decrease in interest rates on net interest income based on the interest rate risk model at November 30, 2016, May 31, 2016, and November 30, 2015:

Hypothetical	Estimated Resulting Theoretical Net Interest Income
shift in interest	November 30, 2016		May 31, 2016	November 30, 2015
rates (in bps)	Amount	% Change	Amount	% Change	Amount	% Change
(dollars in thousands)
200	$46,524	-4.27%	$42,285	-3.22%	$40,572	-2.39%
0	48,598	0.00%	43,690	0.00%	41,564	0.00%
(100)	48,693	0.20%	43,748	0.13%	41,878	0.75%

Many assumptions are used to calculate the impact of interest rate fluctuations. Actual results may be significantly different than our projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. The computations of interest rate risk shown above do not include actions that management may undertake to manage the risks in response to anticipated changes in interest rates and actual results may also differ due to any actions taken in response to the changing rates.

As part of the asset/liability management strategy to manage primary market risk exposures expected to be in effect in future reporting periods, management has emphasized the origination of shorter duration loans as well as variable rate loans to limit our exposure to increasing rates. Our strategy with respect to liabilities has been to limit our exposure to increasing rates by increasing funding from transaction accounts, particularly non-interest or low interest bearing non-maturing deposit accounts which are less sensitive to changes in interest rates. In response to this strategy, non-maturing deposit accounts have grown $290.2 million or 43.8% during 2016, and totaled 81.3% of total deposits at December 31, 2016 compared to 67.5% at December 31, 2015. We decreased time deposits by $100.8 million or 31.5% during the year ended December 31, 2016. We intend to continue to focus on our strategy of increasing non-interest or low-cost interest bearing non-maturing deposit accounts.

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
Consolidated Financial Statements
December 31, 2016, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Paragon Commercial Corporation and Subsidiary
Raleigh, North Carolina

We have audited the accompanying consolidated balance sheets of Paragon Commercial Corporation and Subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting under Public Company Accounting Oversight Board (PCAOB) standards. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting under PCAOB standards. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Paragon Commercial Corporation and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with generally accepted accounting principles in the United States of America.

/s/ Elliott Davis Decosimo, PLLC

Raleigh, North Carolina
March 21, 2017

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of December 31, 2016 and December 31, 2015

(in thousands, except share data)	2016	2015
Assets
Cash and due from banks:
Interest-earning	$38,384	$30,993
Noninterest-earning	4,621	24,537
Investment securities - available-for-sale, at fair value	197,441	168,896
Federal Home Loan Bank stock, at cost	8,400	8,061
Loans - net of unearned income and deferred fees	1,191,280	1,016,156
Allowance for loan losses	(7,909)	(7,641)
Net loans	1,183,371	1,008,515
Accrued interest receivable	4,368	3,795
Bank premises and equipment, net	15,642	16,433
Bank owned life insurance	34,190	28,274
Other real estate owned	4,740	5,453
Deferred tax assets	4,841	4,118
Other assets	7,769	6,836
Total assets	$1,503,767	$1,305,911
Liabilities and stockholders' equity
Deposits:
Noninterest-bearing demand	$211,202	$158,974
Interest-bearing checking and money market	742,046	504,092
Time deposits	219,007	319,781
Total deposits	1,172,255	982,847
Repurchase agreements and federal funds purchased	20,174	30,580
Federal Home Loan Bank advances	150,000	165,000
Other borrowings	-	4,800
Subordinated debentures	18,558	18,558
Other liabilities	6,679	6,468
Total liabilities	1,367,666	1,208,253
Stockholders' equity:
Common stock, $0.008 par value; 20,000,000 shares	44	37
authorized; 5,450,713 and 4,581,334 issued and
outstanding as of December 31, 2016 and 2015
Additional paid-in-capital	80,147	53,147
Accumulated other comprehensive loss	(2,840)	(886)
Retained earnings	58,750	45,360
Total stockholders' equity	136,101	97,658
Total liabilities and stockholders' equity	$1,503,767	$1,305,911

See accompanying notes to these consolidated financial statements.

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31 2016, 2015, and 2014

(in thousands, except per share data)	2016	2015	2014
Interest income
Loans and fees on loans	$48,835	$43,500	$37,999
Investment securities and FHLB stock	5,066	4,786	4,698
Federal funds and other	266	149	86
Total interest income	54,167	48,435	42,783
Interest expense
Interest-bearing checking and money market	3,723	2,756	2,144
Time deposits	2,271	3,313	5,371
Borrowings and repurchase agreements	2,135	1,315	1,163
Total interest expense	8,129	7,384	8,678
Net interest income	46,038	41,051	34,105
Provision for loan losses	591	750	538
Net interest income after provision for loan losses	45,447	40,301	33,567
Non-interest income
Increase in cash surrender value of bank owned life insurance	916	853	799
Net gain on sale of securities	106	542	87
Service charges and fees	243	219	207
Mortgage origination fees and gains on sale of loans	172	197	112
Net loss on sale or impairment of foreclosed assets	(700)	(759)	(903)
Other fees and income	557	402	402
Total non-interest income	1,294	1,454	704
Non-interest expense
Salaries and employee benefits	15,604	13,331	11,826
Furniture, equipment and software costs	2,010	1,878	1,340
Occupancy	1,441	1,547	999
Data processing	1,115	1,103	1,229
Professional fees	1,056	737	1,119
Director related fees and expenses	883	921	978
Advertising and public relations	871	934	876
FDIC and other supervisory assessments	703	939	932
Unreimbursed loan costs and foreclosure related expenses	528	874	496
Other	2,663	2,496	2,114
Total non-interest expense	26,874	24,760	21,909
Income before income taxes	19,867	16,995	12,362
Income tax expense	6,477	5,761	4,403
Net income	$13,390	$11,234	$7,959

Net income per common share
Basic	$2.69	$2.49	$1.79
	$-	$-	$-
Diluted	$2.68	$2.47	$1.77

See accompanying notes to these consolidated financial statements.

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2016, 2015, and 2014

(in thousands)	2016	2015	2014

Net income	$13,390	$11,234	$7,959

Other comprehensive income (loss) items:
Securities available for sale:
Unrealized gains (losses)	(3,047)	(743)	5,965
Reclassification of gains recognized in net income	(106)	(542)	(87)
Other comprehensive income (loss)	(3,153)	(1,285)	5,878
Deferred tax expense (benefit)	(1,208)	(488)	2,288
Other comprehensive income (loss), net of tax	(1,945)	(797)	3,590

Cash flow hedges:
Unrealized losses	(13)	(1,965)	(3,099)
Other comprehensive loss	(13)	(1,965)	(3,099)
Deferred tax benefit	(4)	(734)	(1,213)
Other comprehensive loss, net of tax	(9)	(1,231)	(1,886)

Total other comprehensive income (loss), net of tax	(1,954)	(2,028)	1,704

Comprehensive income	$11,436	$9,206	$9,663

See accompanying notes to these consolidated financial statements.

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2016, 2015, and 2014

								Accumulated
	Common Stock						Additional	Other		Total
	Class A		Class B		Common Stock		Paid-in	Comprehensive	Retained	Stockholders'
(In thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balance at December 31, 2013	34,608	$34	884	$1	-	$-	$51,963	$(562)	$26,167	$77,603

Net income	-	-	-	-	-	-	-	-	7,959	7,959
Unrealized gain on securities, net of
tax expense of $2,288	-	-	-	-	-	-	-	3,590	-	3,590
Unrealized loss on cash flow hedges,
net of tax benefit of $1,213	-	-	-	-	-	-	-	(1,886)	-	(1,886)
Compensation expense recognized	-	-	-	-	-	-	23	-	-	23
Exercise of stock options	-	-	-	-	6,000	-	59	-	-	59
Issuance of restricted stock awards	550	1	-	-	18,750	-	313	-	-	314
Reclassification of shares	(35,158)	(35)	(884)	(1)	36,042	36	-	-	-	-
125 for 1 stock split	-	-	-	-	4,469,208	-	-	-	-	-
Balance at December 31, 2014	-	$-	-	$-	4,530,000	$36	$52,358	$1,142	$34,126	$87,662

Net income	-	-	-	-	-	-	-	-	11,234	11,234
Unrealized loss on securities, net of
tax benefit of $488	-	-	-	-	-	-	-	(797)	-	(797)
Unrealized loss on cash flow hedges,
net of tax benefit of $734	-	-	-	-	-	-	-	(1,231)	-	(1,231)
Exercise of stock options	-	-	-	-	10,000	-	176	-	-	176
Issuance of shares for employee
stock purchase plan					10,678	1	202	-	-	203
Issuance of restricted stock awards	-	-	-	-	30,656	-	411	-	-	411
Balance at December 31, 2015	-	$-	-	$-	4,581,334	$37	$53,147	$(886)	$45,360	$97,658

Net income	-	-	-	-		-	-	-	13,390	13,390
Unrealized loss on securities, net of										-
tax benefit of $1,221	-	-	-	-	-	-	-	(1,945)	-	(1,945)
Unrealized loss on cash flow hedges,										-
net of tax benefit of $4	-	-	-	-	-	-	-	(9)	-	(9)
Issuance of stock for public offering	-	-	-	-	845,588	7	26,392	-	-	26,399
Issuance of shares for employee
stock purchase plan	-	-	-	-	5,998	-	181	-	-	181
Issuance of restricted stock awards	-	-	-	-	17,793	-	427	-	-	427
Balance at December 31, 2016	-	$-	$-	$-	5,450,713	$44	$80,147	$(2,840)	$58,750	$136,101

See accompanying notes to these consolidated financial statements.

PARAGON COMMERCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016, 2015 and 2014

(in thousands)	2016	2015	2014
Cash flows from operating activities:
Net income	$13,390	$11,234	$7,959
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,432	1,408	1,087
Provision for loan losses	591	750	538
Net loss on sale or impairment of foreclosed assets	700	759	903
Increase in cash surrender value of life insurance	(916)	(853)	(799)
Amortization of premiums/discounts on securities, net	(1,232)	(964)	(833)
Net gain on sale of securities	(106)	(542)	(87)
Net gain on disposition of premises and equipment	(5)	(4)	-
Deferred tax expense	490	2,030	2,477
Stock based compensation	427	411	336
Changes in assets and liabilities:
Accrued interest receivable and other assets	(1,518)	(363)	(7,212)
Accrued interest payable and other liabilities	211	811	608
Net cash provided by operating activities	13,464	14,677	4,977
Cash flows from investing activities:
Net decrease in Federal Home Loan Bank stock	(339)	(1,055)	(683)
Purchase of securities available for sale	(75,412)	(60,282)	(75,536)
Proceeds from maturities and paydowns of securities available for sale	24,655	20,264	17,389
Proceeds from sales of securities available for sale	20,396	55,019	28,466
Net increase in loans	(175,447)	(151,213)	(102,725)
Proceeds from sale of foreclosed real estate	13	12,336	3,383
Purchase of bank owned life insurance	(5,000)	-	-
Proceeds from sale of property and equipment	5	24	-
Additions to bank premises and equipment	(641)	(790)	(2,890)
Other investing activites, net	-	(73)	-
Net cash used in investing activities	(211,770)	(125,770)	(132,596)
Cash flows from financing activities:
Net increase in demand and money market deposit accounts	290,182	168,338	133,626
Net decrease in time deposits	(100,774)	(69,131)	(20,138)
Net increase (decrease) in repurchase agreements	(10,406)	3,098	(530)
Net increase (decrease) in FHLB and other borrowings	(19,800)	27,544	17,640
Net proceeds from sale of common stock	26,398	-	(11,780)
Exercise of stock options	-	176	59
Issuance of common stock for employee stock purchase plan	181	203	-
Net cash provided by financing activities	185,781	130,228	118,877
Net change in cash and cash equivalents	(12,525)	19,135	(8,742)
Cash and cash equivalents at beginning of year	55,530	36,395	45,137

Cash and cash equivalents at end of year	$43,005	$55,530	$36,395
See accompanying notes to these consolidated financial statements.

NOTE 1 - ORGANIZATION AND OPERATIONS

On June 29, 2001, Paragon Commercial Corporation (the “Company”) became the holding company for Paragon Commercial Bank (the “Bank”). The Company currently has no operations and conducts no business on its own other than owning the Bank and two Trusts, Paragon Commercial Capital Trust I and II.

The Bank was incorporated on May 4, 1999 and began banking operations on May 10, 1999. The Bank is engaged in general commercial banking in Wake and Mecklenburg Counties, NC, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The Company formed Paragon Commercial Capital Trust I (“Trust I”) during 2004 in order to facilitate the issuance of trust preferred securities. Trust I is a statutory business trust formed under the laws of the state of Delaware, of which all common securities are owned by the Company. The Company formed Paragon Commercial Capital Trust II (“Trust II”) during 2006 to serve the same purpose. The junior subordinated debentures issued by the Company to the trusts are classified as debt and the Company’s equity interest in the trusts are included in other assets.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as minority interests in unconsolidated subsidiaries. The junior subordinated debentures do not qualify as Tier 1 regulatory capital.

In June 2016, the Company completed its initial public offering in which it issued and sold 845,588 shares of common stock at a public offering price of $34.00 per share. The Company received net proceeds of $26.4 million after deducting underwriting discounts and commissions of approximately $1.7 million and other offering expenses of approximately $615,000.

In addition to its headquarters in Raleigh, North Carolina, the Bank has locations in Charlotte and Cary, North Carolina.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts and transactions of Paragon Commercial Corporation and Paragon Commercial Bank. All significant intercompany transactions and balances are eliminated in consolidation. Paragon Commercial Capital Trusts I and II are not consolidated subsidiaries of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other than temporary impairment on investment securities, fair value of other real estate owned, realization of deferred tax assets and the fair value of financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other institutions, federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods. At times, the Company places deposits with high credit quality financial institutions in amounts which may be in excess of federally insured limits. Depository institutions are required to maintain reserve and clearing balances with the Federal Reserve Bank (“FRB”). Accordingly, the Company has amounts restricted for this purpose of $25,000 and $19.4 million included in cash and due from banks on the consolidated balance sheets as of December 31, 2016 and 2015, respectively.

Investment Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity” securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading” securities and reported at fair value with unrealized gains and losses included in earnings. Available-for-sale securities are reported at fair value and consist of debt or equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income net of income taxes. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

At each reporting date, the Company evaluates each investment security in a loss position for other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that the Company will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed and any subsequent payments received are applied only to the outstanding principal balance.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management’s best estimate of the amount needed to provide for losses that are inherent in the portfolio. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the ALL.

The Company conducts an analysis of the loan portfolio on a regular basis. This analysis is used in assessing the sufficiency of the allowance for loan losses and in the determination of the necessary provision for loan losses. The review process generally begins with the identification of problem loans to be reviewed on an individual basis for impairment. When a loan has been identified as impaired, a specific reserve may be established based on the Company’s calculation of the loss embedded in the individual loan. In addition to specific reserves on impaired loans, the Company has a nine-point grading system for each non-homogeneous loan in the portfolio to reflect the risk characteristic of the loan. The loans identified and measured for impairment are segregated from risk-rated loans within the portfolio. Loans are then grouped by loan type and by risk rating. Each loan type is assigned an allowance factor based on historical loss experience, economic conditions and overall portfolio quality including delinquency rates and concentrations. The ALL is an accounting estimate and as such there is uncertainty associated with the estimate due to the level of subjectivity and judgment inherent in performing the calculation. Management’s evaluation of the ALL also includes considerations of existing general economic and business conditions affecting the key lending areas of the Company, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, regulatory examination results and findings of the Company's outsourced loan review consultants. The total of specific reserves required for impaired classified loans and the calculated reserves comprise the allowance for loan losses.

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Additionally, management’s policy is generally to evaluate only those loans greater than $500,000 for impairment. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

Other Real Estate Owned

Other real estate owned acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less selling costs, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or net realizable value.  Net realizable value is equivalent to fair market value less costs to sell the assets.  Revenue and expenses from holding the properties and adjustments to the cost basis are included in earnings.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which are 3 - 10 years for furniture and equipment and 40 years for buildings. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to earnings as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current earnings.

Federal Home Loan Bank Stock

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB stock, the Company estimated that fair value approximates cost.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Derivative Instruments and Hedging Activities

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of the change in the fair value of the derivative is recognized directly in earnings. The Company engages a third party expert to assess the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged transactions.

The Company’s objective in using derivatives is to add stability to net interest income and to manage its exposure to adverse changes in interest rates.  To accomplish this objective, the Company uses interest rate caps and swaps as part of its cash flow hedging strategy.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax benefits or consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

At December 31, 2016, the Company had $4.8 million in net deferred tax assets. A valuation allowance is provided when it is more-likely-than-not that some portion of the deferred tax asset will not be realized. All available evidence, both positive and negative, was considered to determine whether, based on the weight of that evidence, impairment should be recognized. Our forecast process includes qualitative and quantitative elements that may be subject to significant change. If our forecast of taxable income within the carryforward periods available under applicable law and prudent tax planning strategies are not sufficient to cover the amount of net deferred tax assets, such assets may be impaired. Based on the Company’s analysis of both positive and negative evidence, management concluded there were no valuation allowances required with respect to the deferred tax assets at December 31, 2016 and 2015.

Stock Compensation Plans

The Company has historically maintained a stock-based compensation plan. The plan provides for the grant of stock options for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. The plan also provides for the grant of a fixed number of restricted shares with a grant price equal to the fair value of the shares on the date of grant.

Earnings Per Common Share

In May 2014, the Company’s stockholders approved and the Company executed a reclassification of its then-outstanding Class A common stock and Class B common stock into a single class of common stock on the basis of one share of common stock for each share of Class A common stock and Class B common stock so reclassified. In June 2014, the Company amended its articles of incorporation to effect a 125-for-1 forward split of each share of common stock then issued and outstanding.

Basic and diluted net income per common share have been computed based upon net income as presented in the accompanying consolidated statements of income divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below. Diluted net income per common share reflects the potential dilution that could occur if outstanding stock options were exercised.

	2016	2015	2014
Shares used in the computation of earnings per share:
Weighted average number of shares outstanding - basic	4,968,970	4,509,884	4,456,002
Dilutive effect of restricted shares	35,781	38,022	39,011
Weighted average number of shares outstanding - diluted	5,004,751	4,547,906	4,495,013

As of December 31, 2016, 2015 and 2014, because the exercise price was in excess of the average current trading price, none of the Company’s outstanding stock options were used in the calculation of diluted earnings per share (“EPS”). The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	For the Year
	Ended December 31,
	2016	2015	2014
Anti-dilutive stock options	61,125	81,500	101,000
Unvested restricted shares	60,324	40,936	48,958

Comprehensive Income

The Company reports as comprehensive income all changes in stockholders' equity during the year from sources other than stockholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income.

The Company’s only two components of other comprehensive income are unrealized gains and losses on investment securities available-for-sale, net of income taxes and unrealized gains and losses on cash flow hedges, net of income taxes. Information concerning the Company’s accumulated other comprehensive income (loss) for the years ended December 31, 2016, 2015 and 2014 are as follows:

(in thousands)	2016	2015	2014
Unrealized gains (losses) on securities available-for-sale	$(1,775)	$1,378	$2,663
Deferred tax (expense) benefit	678	(530)	(1,018)
Other comprehensive income (loss), net of tax	(1,097)	848	1,645
Unrealized losses on cash flow hedges	(2,792)	(2,779)	(814)
Deferred tax benefit	1,049	1,045	311
Other comprehensive loss, net of tax	(1,743)	(1,734)	(503)
Total other accumulated comprehensive income (loss)	$(2,840)	$(886)	$1,142

The accumulated balances related to each component of other accumulated comprehensive income (loss), net of tax are as follows:

		Unpaid
	Unrealized	Unrealized
	Gains and	Gains and
	Losses on	Losses on
	Available-for	Cash Flow
(in thousands)	Sale Securities	Hedges	Total
Balance as of December 31, 2015	$848	$(1,734)	$(886)
Other comprehensive loss before reclassification	(1,839)	(9)	(1,848)
Amounts reclassified from accumulated other
comprehensive income	(106)	-	(106)
Net current-period other comprehensive loss	(1,945)	(9)	(1,954)
Balance as of December 31, 2016	$(1,097)	$(1,743)	$(2,840)

Balance as of December 31, 2014	$1,645	$(503)	$1,142
Other comprehensive loss before reclassification	(255)	(1,231)	(1,486)
Amounts reclassified from accumulated other
comprehensive income	(542)	-	(542)
Net current-period other comprehensive loss	(797)	(1,231)	(2,028)
Balance as of December 31, 2015	$848	$(1,734)	$(886)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a full retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2015, the FASB deferred the effective date of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. As a result of the deferral, the guidance in ASU 2014-09 will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a full retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In January 2016, the FASB amended the Financial Instruments topic of the Accounting Standards Codification (“ASC”) to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. While the Company does own equity securities, management does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB amended the Leases topic of the ASC to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of the new standard will have on its financial statements.

In March 2016, the FASB amended the Derivatives and Hedging topic of the ASC to clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company will apply the guidance prospectively to each period presented. The Company does not expect these amendments to have a material effect on its financial statements.

In March 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its financial statements.

In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments will be effective for the Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for reporting periods beginning after December 15, 2019. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In October 2016, the FASB amended the Income Taxes topic of the ASC to modify the accounting for intra-entity transfers of assets other than inventory. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect these amendments to have a material effect on its financial statements.

In October 2016, the FASB amended the Consolidation topic of the ASC to revise the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (VIE) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The amendments will be effective for the Company for fiscal years beginning after December 15, 2016 including interim periods within those fiscal years. The Company does not expect these amendments to have a material effect on its financial statements.

In December 2016, the FASB issued amendments to clarify the ASC, correct unintended application of guidance, and make minor improvements to the ASC that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments were effective upon issuance (December 14, 2016) for amendments that do not have transition guidance. Amendments that are subject to transition guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements

In December 2016, the FASB issued technical corrections and improvements to the Revenue from Contracts with Customers Topic. These corrections make a limited number of revisions to several pieces of the revenue recognition standard issued in 2014. The effective date and transition requirements for the technical corrections will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications

Certain amounts in the 2015 financial statements have been reclassified to conform to the 2016 presentation. The reclassifications had no effect on total assets, net income or stockholders' equity as previously reported.

NOTE 3 - INVESTMENT SECURITIES

The following is a summary of the securities portfolio by major classification at December 31, 2016 and December 31, 2015.

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2016
Available-for-sale:
U.S. Agency obligations	$17,062	$44	$163	$16,943
Collateralized mortgage obligations	42,439	300	242	42,497
Mortgage-backed securities	75,138	213	1,478	73,873
Municipal bonds	60,901	474	698	60,677
Other	3,676	29	254	3,451
	$199,216	$1,060	$2,835	$197,441

December 31, 2015
Available-for-sale:
U.S. Agency obligations	$19,778	$196	$73	$19,901
Collateralized mortgage obligations	60,826	321	206	60,941
Mortgage-backed securities	31,074	326	90	31,310
Municipal bonds	53,163	1,346	75	54,434
Other	2,677	10	377	2,310
	$167,518	$2,199	$821	$168,896
The fair values of securities available-for-sale at December 31, 2016 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

		After One	After Five		No Stated
	Within	Within	Within	After	Maturity
(in thousands)	1 Year	Five Years	Ten Years	Ten Years	Date	Total
U.S. Agency obligations	$-	$-	$-	$16,943	$-	$16,943
Collateralized mortgage obligations	-	-	-	42,497	-	42,497
Mortgage-backed securities	-	7,581	5,341	60,951	-	73,873
Municipal bonds	-	1,771	6,087	52,819	-	60,677
Other	-	-	1,500	-	1,951	3,451
	$-	$9,352	$12,928	$173,210	$1,951	$197,441

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position on December 31, 2016 and 2015.

	Less Than 12 Months		12 Months or Greater		Total
(in thousands)		Unrealized		Unrealized		Unrealized
December 31, 2016	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Securities available-for-sale:
U.S. Agency obligations	$10,334	$163	$-	$-	$10,334	$163
Collateralized mortgage obligations	18,124	242	-	-	18,124	242
Mortgage-backed securities	58,825	1,478	-	-	58,825	1,478
Municipal bonds	33,110	698	-	-	33,110	698
Other	1,897	254	-	-	1,897	254
Total temporarily impaired securities	$122,290	$2,835	$-	$-	$122,290	$2,835

	Less Than 12 Months		12 Months or Greater		Total
(in thousands)		Unrealized		Unrealized		Unrealized
December 31, 2015	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Securities available-for-sale:
U.S. Agency obligations	$3,007	$-	$3,178	$73	$6,185	$73
Collateralized mortgage obligations	26,086	159	2,983	47	29,069	206
Mortgage-backed securities	18,575	90	-	-	18,575	90
Municipal bonds	3,896	6	7,990	69	11,886	75
Other	1,774	377	-	-	1,774	377
Total temporarily impaired securities	$53,338	$632	$14,151	$189	$67,489	$821

The table below summarizes the number of investment securities in an unrealized loss position:

Available-for-sale:	December 31,
(in thousands)	2016	2015
U.S. Agency obligations	5	3
Collateralized mortgage obligations	6	7
Mortgage-backed securities	13	6
Municipal bonds	53	22
Other	1	1
	78	39

The unrealized losses primarily relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased.  The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Since none of the unrealized losses on the debt securities in 2016 or 2015 relate to the marketability of the securities or the issuer’s ability to honor redemption obligations and since management has the intent to hold these securities until maturity and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost given the current liquidity position, none of those debt securities are deemed to be other than temporarily impaired.

The following table summarizes securities gains and losses for the periods presented:

	Year ended December 31,
(in thousands)	2016	2015	2014
Gross gains on sales of securities available for sale	$193	$590	$208
Gross losses on sales of securities available for sale	(299)	(48)	(121)
Total securities gains	$(106)	$542	$87

Securities with a fair value of $75.8 million and $78.4 million were pledged as of December 31, 2016 and 2015, respectively, to secure repurchase agreements, lines of credit and other borrowings.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Following is a summary of loans at December 31, 2016 and 2015:

	December 31,
(in thousands)	2016	2015
Construction and land development	$79,738	$64,702
Commercial real estate:
Non-farm, non-residential	365,569	307,722
Owner occupied	186,892	147,017
Multifamily, nonresidential and junior liens	89,191	79,170
Total commercial real estate	641,652	533,909
Consumer real estate:
Home equity lines	87,489	78,943
Secured by 1-4 family residential, secured by first deeds of trust	195,343	167,053
Secured by 1-4 family residential, secured by second deeds of trust	4,289	3,711
Total consumer real estate	287,121	249,707
Commercial and industrial loans (except those secured by real estate)	170,709	153,669
Consumer and other	11,542	13,539
Total loans	1,190,762	1,015,526
Deferred loan (fees) costs	518	630
Allowance for loan losses	(7,909)	(7,641)
Net loans	$1,183,371	$1,008,515

A further breakdown of the make-up of the construction and development and commercial real estate portfolios at December 31, 2016 and 2015 is as follows:

	December 31,
(in thousands)	2016	2015
Construction and land development:
Land	$12,595	$16,026
Residential	36,253	29,864
Commercial	30,890	18,812
Total construction and land development	$79,738	$64,702

Commercial real estate:
Non-farm, non-residential:
Office	$108,228	$92,991
Industrial	36,264	38,518
Hotel/motel	28,453	18,935
Retail	165,434	135,200
Special purpose/Other	27,190	22,078
	365,569	307,722
Owner occupied :
Office	60,500	51,775
Industrial	46,876	40,337
Retail	31,085	12,157
Special purpose/Other	48,431	42,748
	186,892	147,017

Multifamily, nonresidential and junior liens	89,191	79,170
Total commercial real estate	$641,652	$533,909

Loans are primarily made in the Research Triangle and Charlotte areas of North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

Changes in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 were as follows:

				Commercial
				& Industrial
	Construction		Consumer	Loans Not
	and Land	Commercial	Real	Secured By	Consumer	Total
(In thousands)	Development	Real Estate	Estate	Real Estate	& Other	Loans
2016
Balance at beginning of the year	$509	$3,156	$2,046	$1,786	$144	$7,641
Provision for loan losses	(326)	492	(153)	656	(78)	591
Loans charged off	-	(27)	-	(927)	-	(954)
Recoveries	303	98	7	213	10	631
Net (chargeoffs) recoveries	303	71	7	(714)	10	(323)
Balance at end of the year	$486	$3,719	$1,900	$1,728	$76	$7,909

2015
Balance at beginning of the year	$960	$2,510	$1,594	$1,662	$143	$6,869
Provision for loan losses	(510)	902	408	(51)	1	750
Loans charged off	(14)	(275)	-	-	-	(289)
Recoveries	73	19	44	175	-	311
Net (chargeoffs) recoveries	59	(256)	44	175	-	22
Balance at end of the year	$509	$3,156	$2,046	$1,786	$144	$7,641

2014
Balance at beginning of the year	$2,021	$1,184	$1,540	$2,150	$44	$6,939
Provision for loan losses	(317)	1,287	104	(635)	99	538
Loans charged off	(898)	(1)	(64)	(99)	-	(1,062)
Recoveries	154	40	14	246	-	454
Net (chargeoffs) recoveries	(744)	39	(50)	147	-	(608)
Balance at end of the year	$960	$2,510	$1,594	$1,662	$143	$6,869

The balance in the allowance for loan losses and the recorded investment in loans by portfolio segment are based on the impairment method as of December 31, 2016 and 2015 and were as follows:

				Commercial
				& Industrial
	Construction		Consumer	Loans Not
	and Land	Commercial	Real	Secured By	Consumer	Total
(in thousands)	Development	Real Estate	Estate	Real Estate	& Other	Loans
December 31, 2016
Allowance for Loan Losses:
Individually evaluated for impairment	$-	$-	$223	$286	$-	$509
Collectively evaluated for impairment	486	3,719	1,677	1,442	76	7,400
Total ending allowance	$486	$3,719	$1,900	$1,728	$76	$7,909

Loans:
Individually evaluated for impairment	$125	$836	$1,121	$1,139	$-	$3,221
Collectively evaluated for impairment	79,613	640,816	286,000	169,570	11,542	1,187,541
Total ending loans	$79,738	$641,652	$287,121	$170,709	$11,542	$1,190,762

December 31, 2015
Allowance for Loan Losses:
Individually evaluated for impairment	$4	$72	$115	$297	$21	$509
Collectively evaluated for impairment	505	3,084	1,931	1,489	123	7,132
Total ending allowance	$509	$3,156	$2,046	$1,786	$144	$7,641

Loans:
Individually evaluated for impairment	$238	$2,619	$411	$602	$21	$3,891
Collectively evaluated for impairment	64,464	531,290	249,296	153,067	13,518	1,011,635
Total ending loans	$64,702	$533,909	$249,707	$153,669	$13,539	$1,015,526

Loans are charged down or off as soon as the Company determines that the full principal balance due under any loan becomes uncollectible. The amount of the charge is determined as follows:
●
If unsecured, the loan must be charged off in full.
●
If secured, the outstanding principal balance of the loan should be charged down to the net realizable value of the collateral.

Loans are considered uncollectible when:
●
No regularly scheduled payment has been made within four months unless fully secured and in the process of collection.
●
The collateral value is insufficient to cover the outstanding indebtedness and it is unlikely the borrower will have the ability to pay the debt in a timely manner.
●
The loan is unsecured, the borrower files for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Impaired loans totaled $3.2 million and $3.9 million at December 31, 2016 and 2015, respectively. Included in the $3.2 million at December 31, 2016 is $1.3 million of loans classified as troubled debt restructurings (“TDRs”). Included in the $3.9 million at December 31, 2015 is $2.8 million of loans classified as TDRs. A modification of a loan’s terms constitutes a TDR if the creditor grants a concession to the borrower for economic or legal reasons related to the borrower’s financial difficulties that it would not otherwise consider. All TDRs are considered impaired.

The following table provides information on performing and nonperforming TDRs as of December 31, 2016 and 2015:

	December 31,
(in thousands)	2016	2015
Performing TDRs:
Commercial real estate	$520	$2,220
Consumer real estate	338	346
Commercial and industrial loans	297	47
Total performing TDRs	1,155	2,613

Nonperforming TDRs:
Construction and land development	125	104
Consumer real estate	58	65
Consumer and other	-	21
Total nonperformingTDRs	183	190
Total TDRs	$1,338	$2,803

As of December 31, 2016 there were six loans totaling $1.3 million identified as TDRs, including two loans totaling $422,000 which were added during 2016. Three loans totaling $1.4 million considered TDRs as of December 31, 2015 were subsequently paid in full, and one loan for $46,000 went into default and was subsequently charged off in 2016.  Of the two new loans considered TDRs during 2016, the largest was a $297,000 C&I loan due to changes in payment terms in response to the borrower’s short term cash flow shortage.  The other loan for $125,000 is a real estate development loan that was modified to extend the term of the loan in response to slow sales.  Payments are current on both loans that were classified as TDRs in 2016.

Interest is not typically accrued on loans where impairment exists. For loans classified as TDRs, the Company further evaluates the loans as performing or non-performing. If, at the time of restructure, it is determined that no impairment exists, the loan will be classified as performing. Interest income recognized on performing TDRs was $71,000 and $161,000 for the years ended December 31, 2016 and 2015, respectively.

In order to quantify the value of any impairment, the Company evaluates loans individually. At December 31, 2016, the Company had $3.2 million of impaired loans. The detail of loans evaluated for impairment as of December 31, 2016 is presented below:

		Unpaid
		Contractual
(in thousands)	Recorded	Principal	Allocated
December 31, 2016	Investment	Balance	Allowance
Loans without a specific valuation allowance:
Construction and land development	$125	$195	$-
Commercial real estate	836	836	-
Loans with a specific valuation allowance:
Consumer real estate	1,121	1,152	223
Commercial and industrial loans (except
those secured by real estate)	1,139	1,382	286
Total	$3,221	$3,565	$509

At December 31, 2015, the Company had $3.9 million of impaired loans. The detail of loans evaluated for impairment as of December 31, 2015 is presented below:

		Unpaid
		Contractual
(in thousands)	Recorded	Principal	Allocated
December 31, 2015	Investment	Balance	Allowance
Loans without a specific valuation allowance:
Construction and land development	$234	$397	$
Commercial real estate	2,220	2,319	-
Loans with a specific valuation allowance:
Construction and land development	4	29	4
Commercial real estate	399	480	72
Consumer real estate	411	474	115
Commercial and industrial loans (except
those secured by real estate)	602	895	297
Consumer and other	21	26	21
Total	$3,891	$4,620	$509

The average recorded investment balance of impaired loans during 2016 and 2015 is as follows:

	2016		2015
	Average	Interest	Average	Interest
(in thousands)	Balance	Income	Balance	Income
Construction and land development	$156	$-	$285	$1
Commercial real estate	1,244	46	5,241	181
Consumer real estate	629	26	728	26
Commercial and industrial loans	1,594	62	642	24
Consumer and other	9	-	23	-
	$3,632	$134	$6,919	$232

When the Company cannot reasonably expect full and timely repayment of a loan, the loan is placed on nonaccrual status. The Company will continue to track the contractual interest for purposes of customer reporting and any potential litigation or later collection of the loan but accrual of interest for financial statement purposes is to be discontinued. Subsequent payments of interest can be recognized as income on a cash basis provided that full collection of principal is expected. Otherwise, all payments received are to be applied to principal only. At the time of nonaccrual, past due or accrued interest is reversed from income.

Loans over 90 days past due will automatically be placed on nonaccrual status. Loans that are less delinquent may also be placed on nonaccrual status if full collection of principal and interest is unlikely.

The following table presents the recorded investment in nonaccrual loans by portfolio segment as of December 31, 2016 and 2015:

	Nonaccrual
(in thousands)	2016	2015
Construction and land development	$125	$238
Consumer real estate	783	65
Commercial and industrial loans	60	189
Consumer and other	-	21
Total	$968	$513

There were no loans 90 days or more past due and accruing interest at December 31, 2016 and 2015. If interest had been earned on non-accrual loans, such income would have approximated $46,000 and $28,000 for the years ended December 31, 2016 and 2015, respectively.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2016 and 2015 by portfolio segment:

			Greater
	30 - 59	60 - 89	than 90
	Days	Days	Days		Total
(in thousands)	Past	Past	Past	Non-	Past		Total
December 31, 2016	Due	Due	Due	Accrual	Due	Current	Loans
Construction and land development	$	$		$$125	$125	$79,613	$79,738
Commercial real estate	-	-	-	-	-	641,652	641,652
Consumer real estate	-	-	-	783	783	286,338	287,121
Commercial and industrial loans	-	-	-	60	60	170,649	170,709
Consumer and other	-	-	-	-	-	11,542	11,542
Total	$	$		$$968	$968	$1,189,794	$1,190,762

			Greater
	30 - 59	60 - 89	than 90
	Days	Days	Days		Total
(in thousands)	Past	Past	Past	Non-	Past		Total
December 31, 2015	Due	Due	Due	Accrual	Due	Current	Loans
Construction and land development	$	$		$$238	$238	$64,464	$64,702
Commercial real estate	-	-	-	-	-	533,909	533,909
Consumer real estate	-	-	-	65	65	249,642	249,707
Commercial and industrial loans	-	-	-	189	189	153,480	153,669
Consumer and other	-	-	-	21	21	13,518	13,539
Total	$	$		$$513	$513	$1,015,013	$1,015,526

Credit Quality Indicators

The Company utilizes a nine point grading system in order to evaluate the level of inherent risk in the loan portfolio as part of its allowance for loan losses methodology. Loans collectively evaluated for impairment are grouped by loan type and by risk rating. Each loan type is assigned an allowance factor based on risk grade, historical loss experience, economic conditions, overall portfolio quality including delinquency rates and commercial real estate loan concentrations (as applicable). As risk grades increase, additional reserves are applied in order to account for the added inherent risk.

The Company categorizes all business and commercial purpose loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by setting the risk grade at the inception of a loan through the approval process. A certain percentage of loan dollars is reviewed each year by a third party loan review function. The risk rating process is inherently subjective and based upon management’s evaluation of the specific facts and circumstances for individual borrowers. As such, the assigned risk ratings are subject to change based upon changes in borrower status and changes in the external environment affecting the borrower. The Company uses the following definitions for risk ratings:

●
Risk Grade 1 – Minimal - Credits in this category are virtually risk-free and are well-collateralized by cash-equivalent instruments. The repayment program is well-defined and achievable. Repayment sources are numerous.
●
Risk Grade 2 – Modest - Loans to borrowers of significantly better than average financial strength or loans secured by readily marketable securities. Earnings performance is consistent and primary and secondary sources of repayment are well established.  The borrower exhibits excellent asset quality and liquidity with very strong debt servicing capacity and coverage.  Company management has depth, is experienced and well regarded in the industry.
●
Risk Grade 3 – Average - Loans in this category are to borrowers of satisfactory financial strength. Earnings performance is consistent. Primary and secondary sources of repayment are well defined and adequate to retire the debt in a timely and orderly fashion. These borrowers would generally exhibit satisfactory asset quality and liquidity.  They have moderate leverage and experienced management in key positions.
●
Risk Grade 4 – Acceptable - Loans in this category are to borrowers involving more than average risk which contain certain characteristics that require some supervision and attention by the lender.  Asset quality is acceptable, but debt capacity is modest. Little excess liquidity is available. The borrower may be fully leveraged and unable to sustain major setbacks.  Covenants are structured to ensure adequate protection. Management may have limited experience and depth. This category includes loans which are highly leveraged transactions due to regulatory constraints and also includes loans involving reasonable exceptions to policy.
●
Risk Grade 5 - Acceptable with Care - A loan in this category is sound and collectible but contains considerable risk.  Although asset quality remains acceptable, the borrower has a smaller and/or less diverse asset base, very little liquidity and limited debt capacity. Earnings performance is inconsistent and the borrower is not strong enough to sustain major setbacks.  The borrower may be highly leveraged and below average size or a lower-tier competitor.  There might be limited management experience and depth.  These loans may be to a well-conceived start-up venture but repayment is still dependent upon a successful operation.  This category includes loans with significant documentation or policy exceptions, improper loan structure, or inadequate loan servicing procedures and may also include a loan in which strong reliance for a secondary repayment source is placed on a guarantor who exhibits the ability and willingness to repay or loans which are highly leveraged transactions due to the obligor’s financial status.
●
Risk Grade 6 - Special Mention or Critical - Loans in this category have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the Company’s credit position at some future date. These may also include loans of marginal quality and liquidity that if not corrected may jeopardize the liquidation of the debt and the Company’s credit position. These loans require close supervision and must be monitored to ensure there is not a pattern of deterioration in the credit that may lead to further downgrade. These characteristics include but are not limited to:
o
Repayment performance has not been demonstrated to prudent standards;
o
Repayment performance is inconsistent and highly sensitive to business and operating cycle swings;
o
Fatal documentation errors and;
o
Performing as agreed without documented capacity or collateral protection.
●
Risk Grade 7 – Substandard - A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

●
Risk Grade 8 – Doubtful - Loans classified doubtful have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:
o
Injection of capital;
o
Alternative financing;
o
Liquidation of assets or the pledging of additional collateral.
The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on nonaccrual status and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off. There were no loans rated as doubtful as of December 31, 2016 or December 31, 2015.
●
Risk Grade 9 – Loss - Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off the worthless loan even though partial recovery may be affected in the future. Probable loss portions of doubtful assets should be charged against the allowance for loan losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty days or calendar quarter-end. There were no loans rated as loss as of December 31, 2016 or December 31, 2015.

As of December 31, 2016 and 2015 and based on the most recent analysis performed, the risk category of unimpaired loans by class of loans is as follows:

	Risk Grade
(in thousands)	1	2	3	4	5	6	7	Total
December 31, 2016
Construction and land development		$$1,005	$911	$22,901	$54,601	$195	$125	$79,738
Commercial real estate	-	539	223,459	311,711	87,443	18,500	-	641,652
Consumer real estate	50	19,247	130,748	102,137	33,013	1,143	783	287,121
Commercial and industrial loans	2,133	1,525	32,304	104,019	29,035	556	1,137	170,709
Consumer and other	1,160	730	1,086	7,392	1,174	-	-	11,542
Total	$3,343	$23,046	$388,508	$548,160	$205,266	$20,394	$2,045	$1,190,762

	Risk Grade
(in thousands)	1	2	3	4	5	6	7	Total
December 31, 2015
Construction and land development	$26	$200	$2,545	$14,318	$47,133	$242		$$64,464
Commercial real estate	-	619	195,935	243,771	87,492	3,473	-	531,290
Consumer real estate	53	10,933	111,123	92,127	34,346	714	-	249,296
Commercial and industrial loans	2,168	1,909	24,675	96,900	26,802	612	-	153,066
Consumer and other	980	1,069	960	8,392	1,936	182	-	13,519
Total	$3,227	$14,730	$335,238	$455,508	$197,709	$5,223		$$1,011,635

Loans with a carrying value of $997.6 million and $689.0 million were pledged as of December 31, 2016 and 2015, respectively, to secure lines of credit with the Federal Reserve and the Federal Home Loan Bank.

NOTE 5 - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2016 and 2015:

(In thousands)	2016	2015
Building	$16,226	$16,181
Furniture and equipment	7,113	6,532
Leasehold improvements	352	350
Less accumulated depreciation
and amortization	(8,049)	(6,630)
	$15,642	$16,433

Depreciation and amortization expense amounting to $1.4 million, $1.4 million and $1.1 million, respectively for the years ended December 31, 2016, 2015 and 2014 are included in occupancy and equipment expenses.

NOTE 6 - DEPOSITS

At December 31, 2016, the scheduled maturities of time deposits are as follows:

(In thousands)
2017	$145,223
2018	40,170
2019	27,698
2020	1,802
2021 and after	4,114
$219,007

At December 31, 2016 and 2015, time deposits in denominations of $250,000 or more were $53.3 million and $34.1 million, respectively. Interest expense on time deposits of $250,000 or more aggregated to $584,000 in 2016 and $400,000 in 2015.

NOTE 7 - BORROWINGS

Repurchase Agreements and Federal Funds Purchased

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Following is an analysis of short-term borrowed funds at December 31, 2016 and 2015:

					Maximum
	End of Period		Daily Average Balance		Outstanding
(Dollars in thousands)		Weighted		Interest	At Any
December 31, 2016	Balance	Avg Rate	Balance	Rate	Month End
Repurchase agreements	$20,174	0.19%	$27,068	0.21%	$51,750
	$20,174	0.19%	$27,068	0.21%

					Maximum
	End of Period		Daily Average Balance		Outstanding
(Dollars in thousands)		Weighted		Interest	At Any
December 31, 2015	Balance	Avg Rate	Balance	Rate	Month End
Fed funds purchased	$-	0.00%	$99	0.54%	$-
Repurchase agreements	30,580	0.19%	33,080	0.19%	48,080
	$30,580	0.19%	$33,179	0.19%

Interest expense on securities sold under agreements to repurchase totaled $56,000 in 2016 and $64,000 in 2015.

Interest on federal funds purchased was $1,500 in 2015. There were no federal funds outstanding at any point during 2016.

Repurchase agreements are collateralized by mortgage-backed securities with carrying values and fair values of $25.8 million at December 31, 2016.

At December 31, 2016, the Company had available lines of credit of approximately $152.5 million at various financial institutions for borrowing on a short-term basis (“fed funds lines”). The Company had $102.5 million of fed funds lines with the Bank’s correspondent banks that were unsecured. However, since the Company had no outstanding balances during the year on the secured portion, it had no collateral pledged at December 31, 2016 for these lines.

Federal Home Loan Bank Advances

At December 31, 2016, the Company had an available credit line at the FHLB of up to % 25% of assets contingent upon adequate collateralization. These lines are subject to annual renewal and are at varying interest rates. Advances from the FHLB had a weighted average rate of 0.66% and 0.41% and total outstanding balances averaged $161.3 million and $166.9 million for the years ended December 31, 2016 and 2015, respectively. Included in amounts due to the FHLB as of December 31, 2016 were five term borrowings totaling $150.0 million. The term borrowings were all short-term notes maturing by March 2017 with rates varying from 0.49% to 0.80%.

The line of credit and all other advances were collateralized by certain 1 – 4 family mortgages, multifamily first mortgage loans, home equity lines and qualifying commercial loans totaling $646.7 million at December 31, 2016. The line offers a borrowing capacity of $369.8 million at December 31, 2016.

Holding Company Line of Credit

In the third quarter of 2016, the Company entered into a $20.0 million secured holding company line of credit with an unaffiliated institution. The terms of the note include interest at prime plus 0.50% and will expire in September 2017. The line is secured by 100% of the stock of the Bank owned by the Company. The Company has not drawn on the note and has no outstanding balance at December 31, 2016.

In 2015, the Company had a $10.0 million holding company loan with an unaffiliated institution secured by the stock of the Bank. The loan had an outstanding balance of $4.8 million at December 31, 2015. During 2016, the loan was repaid in full using some of the proceeds from the Company’s Initial Public Offering. The balance is included in other borrowings as of December 31, 2015 on the Consolidated Balance Sheets. The loan accrued interest at prime plus 0.75% and would have matured in November 2017.

Subordinated Debentures

In 2004, the Company issued $10.3 million of junior subordinated debentures to Paragon Commercial Capital Trust I in exchange for the proceeds of trust preferred securities issued by the Trust. The junior subordinated debentures accrue interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 2.65%. The debentures are redeemable in whole or in part, on any October 23, January 23, April 23, or July 23. Redemption is mandatory at July 23, 2034.

In 2006, the Company issued $8.2 million of junior subordinated debentures to Paragon Commercial Capital Trust II in exchange for the proceeds of trust preferred securities issued by the Trust. The junior subordinated debentures accrue interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 1.70%. The debentures are redeemable on June 20, 2011 or afterwards, in whole or in part, on any March 30, June 30, September 30, or December 30. Redemption is mandatory at June 30, 2036.

The junior subordinated debentures are included in debt and the Company’s equity interest in the trusts are included in other assets. The Company guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued a final rule stating that trust preferred securities will continue to be included in Tier 1 capital, subject to stricter quantitative and qualitative standards. For Bank Holding Companies, trust preferred securities will continue to be included in Tier 1 capital up to 25% of core capital elements (including trust preferred securities) net of goodwill less any associated deferred tax liability.

NOTE 8 - LEASES

The Company purchased a building in Raleigh in 2005 and relocated its headquarters in March 2007. The acquired building resides on land subject to a land lease which renews every five years with the next renewal in 2018. The assumed life of the lease for the land is the expected life of the building. In addition the Bank has entered into non-cancelable operating leases for its Charlotte office expiring in February 2019, its Cary office expiring in June 2019 and its operations center expiring in November 2019. Future minimum lease payments under these leases for the years ending December 31 are as follows:

(In thousands)
2017	$733
2018	760
2019	434
2020	158
2021	158
Thereafter	3,997
Total	$6,240

Total rent expense for the years ended December 31, 2016 and 2015 amounted to $344,000 and $534,000 respectively.

NOTE 9- RELATED PARTY TRANSACTIONS

Principal stockholders, directors, and executive officers of the Company, together with the companies they control, are considered to be related parties. In the ordinary course of business, the Company has engaged in various related party transactions during the year, ranging from extending credit, accepting deposits as well as exchanges of service transactions.

Federal banking regulations require that any such extensions of credit not be offered on terms more favorable than would be offered to non-related party borrowers of similar creditworthiness.

The Company has granted loans to certain directors and executive officers of the Company and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval.

The following table summarizes the aggregate activity in such loans for the periods indicated:

(In thousands)
Loans to directors and officers
as a group at December 31, 2015	$5,543
Disbursements during 2016	1,847
Amounts collected during 2016	(1,948)
Loans to directors and officers
as a group at December 31, 2016	$5,442

As of December 31, 2016, none of these loans are past due, on non-accrual status or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. As of December 31, 2016, there were no loans to a related party that were considered classified loans.

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers.

In addition, the Company engages in certain activities with related parties for sponsorships, donations, and other services during the normal course of business.

The Company entered into an agreement for accounting, data processing, and administrative services with a stockholder corporation that owned approximately 18% of the Company’s common stock at December 31, 2016 and 2015. The agreement expired in 2015 and was not renewed but from time to time, the stockholder provides additional services. Expenses related to this agreement totaled $9,300 and $378,000 during the years ended December 31, 2016 and 2015, respectively. In addition, a member of the Bank’s Board of Directors has controlling interest of a company which provides property management services for the Company for its Wake County locations. Expenses related to this agreement totaled $57,000 and $47,000 during the years ended December 31, 2016 and 2015, respectively.

NOTE 10 - EMPLOYEE BENEFIT PLANS

401(k) Retirement Plan

The Company has adopted a 401(k) retirement plan that covers all eligible employees. The Company’s contribution is limited to 6% of each employee’s salary. Matching contributions are funded when accrued. The Company matches the first 6% of employee contributions. Matching expenses totaled $641,000 and $589,000 for the years ended December 31, 2016 and 2015, respectively.

Employee Stock Purchase Plan

On September 23, 2003, the Board of Directors adopted, subject to stockholder approval, the 2003 Employee Stock Purchase Plan (the “2003 ESPP”). A split adjusted aggregate of 200,000 shares of common stock of the Company has been reserved for issuance by the Company upon exercise of options to be granted from time to time under the 2003 ESPP.

On November 18, 2014, the Plan was amended to comply with Section 423 of the Internal Revenue Code of 1986. Under this plan, eligible employees have the option to withhold post-tax dollars from their payroll to be placed in an account for purchases of the Company’s shares or to buy their allotted shares outright. In order for employees to be eligible to participate, they must have been employed by the Company for three consecutive months prior to the annual share allocation date. The Plan allows for employees to purchase shares at 95% of fair market value. The number of shares that could be purchased in any calendar year by any individual was limited to shares with a fair market value of $25,000.

During 2016, 5,998 shares were issued for an aggregate amount for $181,000. During 2015, 10,678 shares were issued for an aggregate amount for $202,000.

Supplemental Retirement Plan

In May 2004, the Company established a non-qualifying supplemental retirement plan for the benefit of certain key executives (the “2004 Plan”). Under the 2004 Plan, the participants will receive a fixed retirement benefit over a 20 year period following that participant’s retirement. The 2004 Plan also provides for payment of death or disability benefits in the event a participating officer becomes permanently disabled or dies prior to attainment of retirement age. Benefits vested over a ten year period beginning at 2004 Plan inception and are now fully vested. The discount rate used to compute the liability for the expected benefits was 6%.

In July 2007, the Company established another non-qualifying supplemental retirement plan for the benefit of certain other key employees (the “2007 Plan”). The terms of the plan were the same as those for the 2004 Plan. In addition, at the same time, the Company established a deferred compensation plan for certain key executives (the “Deferred Compensation Plan”). Terms of the Deferred Compensation Plan were the same as those of the 2004 Plan and the 2007 Plan except that in addition to a service requirement, certain financial objectives had to be met.

In 2012, the Company amended the Deferred Compensation Plan to remove the financial objectives for the remaining participants. In 2014, the Deferred Compensation Plan was merged into the 2007 Plan and all benefits became fully vested.

For the year ended December 31, 2016 and 2015, the Company recognized an expense of $258,000 and $397,000, respectively, related to each of these plans. The accrued liability related to these plans was approximately $3.0 million and $2.7 million as of December 31, 2016 and 2015, respectively, and is included in Other liabilities on the Consolidated Balance Sheet.

At December 31, 2016, the Company had $34.2 million in cash surrender value invested in bank-owned life insurance policies (“BOLI”). Income earned on these policies may be used, at the Company’s sole discretion, to fund the benefits payable under the Plans.

Stock-Based Compensation Plans

Under the 2006 Omnibus Stock Ownership and Long Term Incentive Plan (the "Omnibus Plan"), as amended, an aggregate of 312,500 split adjusted shares of the common stock of the Company, subject to adjustment, were reserved for issuance under the terms of the Omnibus Plan pursuant to the grant of incentive stock options, non-qualified stock options, restricted stock grants, long-term incentive compensation units and stock appreciation rights. The Omnibus Plan expired in 2016 pursuant to its terms.

Options granted under the Omnibus Plan become exercisable in accordance with the vesting schedule specified in the stock option agreements. All unexercised options expire ten years after the date of grant.

During 2016, the Company expensed $427,000 for restricted stock for directors and employees. For 2015, $411,000 was expensed for the same purpose. There was no expense associated with the unexercised stock options in 2016 or 2015.

As of December 31, 2016, there was no unrecognized compensation expense related to the Omnibus Plan. Unrecognized stock-based compensation expense associated with restricted stock at December 31, 2016 is as follows:

(In thousands)
2017	$425
2018	278
2019	40
Total	$743

Stock Options
A split adjusted summary of the transactions for the Company’s stock-based compensation plans as of and for the years ended December 31, 2016 and 2015, including the weighted average exercise price (“WAEP”) is as follows:

	2016		2015
	Shares	WAEP	Shares	WAEP
Outstanding at beginning of year	81,500	$46.46	101,000	$43.00
Granted	-	-	-	-
Exercised	-	-	(10,000)	17.60
Expired and forfeited	(20,375)	48.96	(9,500)	40.00
Outstanding at end of year	61,125	$45.63	81,500	$46.46

Options exercisable at year-end	61,125	$45.63	81,500	$46.46

There were no unvested shares as of December 31, 2016 or 2015.

The following table summarizes information about the Company’s stock options at December 31, 2016:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual	Number
Exercise Price	Outstanding	Price	Life in Years	Exercisable
$42.00 - $44.00	29,250	$43.11	1.24	29,250
$44.01 - $46.00	-	-	0.00	-
$46.01 - $48.00	31,875	47.95	0.22	31,875
	61,125	$45.63	0.71	61,125

There were no options granted during 2016 or 2015.

At December 31, 2016 the aggregate intrinsic value of options outstanding and exercisable was $18,000. At December 31, 2015, there was no aggregate intrinsic value of options outstanding and exercisable. The aggregate intrinsic value of options exercised during 2015 was $49,000. There was no aggregate intrinsic value of options exercised during 2016.

Restricted Stock
Restricted stock is issued to the grantee but provides no voting or dividend rights and is restricted from transfer until vested, at which time all restrictions are removed. The terms of the restricted stock awards granted to employees during 2016 and 2015 are 100% cliff vesting for a period of three years from the date of the grant. The terms of the restricted stock awards granted to directors during 2015 are a vesting period three years from the date of the grant with immediate vesting upon retirement of the director. There were no restricted stock awards to the directors in 2016.

The following table lists the various restricted stock awards under the Omnibus Plan for the years ended December 31, 2016 and 2015:

	Number of
	Shares	Fair
	Granted	Value
2016
April 1, 2016 - Employees	19,145	$26.95

2015
April 1, 2015 - Employees	14,156	$20.00
September 15, 2015 - Directors	16,500	23.75

The fair value of the restricted stock awards granted to employees and directors for the years ended December 31, 2016 and 2015 was estimated to be equal to the closing stock price on the grant date. The value of the restricted stock is being amortized on a straight-line basis over the implied service periods.

The following table summarizes restricted stock award activity for the years ended December 31, 2016 and 2015:

	2016		2015
		Weighted		Weighted
		Average		Average
		Grant-Date		Grant-Date
		Fair Value		Fair Value
	Shares	Per Share	Shares	Per Share
Outstanding at beginning of year	77,531	$8.50	75,000	$8.50
Granted	19,145	26.95	30,656	22.02
Vested	(33,625)	10.58	(28,125)	8.00
Expired or forfeited	(1,352)	25.16	-	-
Outstanding at end of year	61,699	$19.67	77,531	$8.50

The following table summarizes the shares available for future grants under the Omnibus Plan for the years ended December 31, 2016 and 2015:

	2016			2015
			Available			Available
	Stock	Restricted	for Future	Stock	Restricted	for Future
	Options	Stock	Grants	Options	Stock	Grants
Outstanding at beginning of year			178,344			199,500
Granted	-	(19,145)	(19,145)	-	(30,656)	(30,656)
Expired and forfeited	20,375	1,352	21,727	9,500	-	9,500
Expiration of plan			(180,926)			-
Outstanding at end of year			-			178,344

NOTE 11 - INCOME TAXES

Allocation of federal and state income tax expense between current and deferred portions for the years ended December 31, 2016 and 2015 are as follows:

(In thousands)	2016	2015
Federal	$5,178	$2,845
State	812	886
Total current	5,990	3,731
Deferred
Federal	451	1,925
State	36	105
Total deferred	487	2,030
	$6,477	$5,761

A reconciliation of income tax benefit computed at the statutory federal income tax rate to income tax expense included in the Consolidated Statements of Income is as follows:

(In thousands)	2016	2015
Expense computed at statutory rate of 35%	$6,953	$5,768
Effect of state income taxes, net of federal benefit	536	654
Tax exempt income	(867)	(712)
Other	(145)	51
	$6,477	$5,761

The components of the net deferred tax assets as of December 31, 2016 and 2015 are as follows:

(In thousands)	2016	2015
Deferred tax assets:
Allowance for loan losses	$2,922	$2,873
Recorded impairment of assets	1,119	982
Deferred compensation	1,291	1,015
Net unrealized loss on cash flow hedges	1,050	1,045
Net unrealized loss on available for sale securities	679	-
Other	579	1,600
Total deferred tax assets	7,640	7,515

Deferred tax liabilities:
Premises and equipment	(908)	(1,050)
Deferred loan costs	(1,525)	(1,396)
Prepaid expenses	(166)	(203)
Net unrealized gain on available for sale securities	-	(526)
Other	(200)	(222)
Total deferred tax liabilities	(2,799)	(3,397)
Net deferred tax assets	$4,841	$4,118

No valuation allowances were required relating to deferred tax assets at December 31, 2016 or 2015 as the Company believes that realization of the net deferred tax asset is more likely than not.

As of December 31, 2016 and 2015, there were no uncertain tax positions. The amount of uncertain tax positions may increase or decrease in the future for various reasons including adding amounts for current tax positions, expiration of open tax returns due to statutes of limitations, changes in management’s judgment about the level of uncertainty, status of regulatory examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions. The Company’s policy is to report interest and penalties, if any, related to uncertain tax positions in income tax expense in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2013.

NOTE 12 - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the years ended December 31, 2016 and 2015 are as follows:

(In thousands)	2016	2015
Telephone and data lines	$553	$431
Postage, printing and office supplies	325	307
Franchise and other taxes	276	286
Insurance	168	214
Travel-related expenses	187	210
Correspondent bank fees	125	168
Charitable contributions	88	130
Other	941	750
Total	$2,663	$2,496

NOTE 13 - REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules, a comprehensive capital framework for U.S. banking organizations, became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

The Company and the Bank’s Common Equity Tier 1 capital includes common stock and related paid-in capital and retained earnings. In connection with the adoption of the Basel III Capital Rules, the Company elected to opt-out of the requirement to include most components of accumulated other comprehensive income in Common Equity Tier 1. Common Equity Tier 1 for both the Company and the Bank is reduced by deferred tax assets that are subject to transition provisions.

Tier 1 capital includes Common Equity Tier 1 capital and additional Tier 1 capital. For the Company, additional Tier 1 capital at December 31, 2016 includes $18.0 million of trust preferred securities issued by our unconsolidated subsidiary trusts. Under the Basel III Capital Rules, trust preferred securities only qualify as Tier 1 capital instruments for banks under $15 billion in total assets.

Total capital includes Tier 1 capital and Tier 2 capital. Tier 2 capital for both the Company and the Bank includes the permissible portion of the allowance for loan losses.

Prior to January 1, 2015, under the capital rules then in effect, the Company’s and the Bank’s Tier 1 capital included total stockholders’ equity excluding accumulated other comprehensive income, net of associated deferred tax liabilities. Tier 1 capital for the Company included $18.0 million of trust preferred securities issued by our unconsolidated subsidiary trusts.

The Common Equity Tier 1, Tier 1 and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, with certain exclusions, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets, which exclude goodwill and other intangible assets, among other things.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and is phased in over a three-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to the Company or the Bank. The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The following table presents actual and required capital ratios as of December 31, 2016 and 2015 for the Company and the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 and 2015 based on the phase-in provisions of the Basel III Capital. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized (2)
(Dollars in thousands)	Amount	Ratio (1)	Amount	Ratio (1)	Amount	Ratio (1)
2016
The Company
Total Capital	$164,740	$13.21%	$99,778	$8.00%	N/A	N/A
Tier I Capital	156,831	12.57%	74,833	6.00%	N/A	N/A
Common equity Tier I Capital	138,831	11.13%	56,125	4.50%	N/A	N/A
Leverage	156,831	10.05%	62,434	4.00%	N/A	N/A

The Bank
Total Capital	$161,925	12.99%	$99,713	8.00%	$124,641	10.00%
Tier I Capital	154,016	12.36%	74,785	6.00%	99,713	8.00%
Common equity Tier I Capital	154,016	12.36%	56,089	4.50%	81,017	6.50%
Leverage	154,016	10.37%	59,405	4.00%	74,256	5.00%

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized (2)
(Dollars in thousands)	Amount	Ratio (1)	Amount	Ratio (1)	Amount	Ratio (1)
2015
The Company
Total Capital	$123,028	$11.21%	$87,794	$8.00%	N/A	N/A
Tier I Capital	115,387	10.51%	65,845	6.00%	N/A	N/A
Common equity Tier I Capital	97,853	8.92%	49,384	4.50%	N/A	N/A
Leverage	115,387	8.66%	53,274	4.00%	N/A	N/A

The Bank
Total Capital	$127,095	$11.59%	$87,696	8.00%	$109,621	10.00%
Tier I Capital	119,454	10.90%	65,772	6.00%	87,696	8.00%
Common equity Tier I Capital	119,454	10.90%	50,425	4.50%	71,253	6.50%
Leverage	119,454	9.15%	52,193	4.00%	65,241	5.00%

1)
Total capital ratio is defined as Tier 1 capital plus Tier 2 capital divided by total risk-weighted assets. The Tier 1 Capital ratio is defined as Tier 1 capital divided by total risk-weighted assets. Common equity Tier 1 is defined as Tier 1 capital excluding qualifying trust preferred securities divided by total risk weighted assets. The leverage ratio is defined as Tier 1 capital divided by the most recent quarter’s average total assets.

2)
Prompt corrective action provisions are not applicable at the bank holding company level.

Management believes that, as of December 31, 2016, the Bank was “well capitalized” based on the ratios presented above.

The Company and the Bank are subject to the regulatory capital requirements administered by the Federal Reserve Board and, for the Bank, the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks. Regulatory authorities can initiate certain mandatory actions if the Company or the Bank fails to meet the minimum capital requirements, which could have a direct material effect on our financial statements.

Management believes, as of December 31, 2016, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

In the ordinary course of business, the Company is dependent upon dividends from the Bank to provide funds for the payment of dividends to trust preferred stockholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. Under the foregoing dividend restrictions and while maintaining its “well capitalized” status, at December 31, 2016, the Bank could pay aggregate dividends of up to $32.5 million to the Company without prior regulatory approval.

NOTE 14 - OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amounts of the Company’s exposure to off-balance sheet credit risk as of December 31, 2016 and 2015 is as follows:

(in thousands)	2016	2015
Financial instruments whose contract amounts
represent credit risk:
Undisbursed lines of credit	$216,769	$163,572
Standby letters of credit	3,904	3,188
Total	$220,673	$166,760

NOTE 15 - DERIVATIVES AND FINANCIAL INSTRUMENTS

To mitigate exposure to variability in expected future cash flows resulting from changes in interest rates, in May 2013 the Company entered into two forward swap arrangements (the “Swaps”) whereby the Company would pay fixed rates on two short-term borrowings at some point in the future for a determined period of time. In September 2014, as a result of continued increasing fixed rate exposure, the Company determined that an additional strategy was needed and, as a result, exited from the Swaps for a deferred gain of $372,000. In their place, the Company purchased three interest rate caps with a strike price of 3-month LIBOR at 0.50% and a five-year term. The instruments hedged were $100 million of FHLB borrowings maturing quarterly on the same reset dates. The Company executed three separate interest rate cap agreements, each between $30 million and $35 million maturing between August 2019 and October 2019.

The following table reflects the cash flow hedges included in the Consolidated Balance Sheets as of December 31, 2016 and 2015:

	2016		2015
	Notational	Fair	Notational	Fair
(in thousands)	Amount	Value	Amount	Value
Included in other assets:
Cap 1 - maturing August 2019	$35,000	$1,011	$35,000	$1,334
Cap 2 - maturing September 2019	35,000	1,045	35,000	1,360
Cap 3 - maturing October 2019	30,000	929	30,000	1,216
	$100,000	$2,985	$100,000	$3,910
 Remaining amortization of the premium on the interest rate caps is as follows:

(in thousands)
2017	$1,779
2018	2,247
2019	1,751
$5,777

The Company recorded $912,000 and $154,000 for the year ended December 31, 2016 and 2015, respectively, in amortization associated with the interest rate caps. Those expenses are reflected in the Consolidated Statements of Income as a component of borrowings and repurchase agreements interest expense.

The Company anticipates little to no ineffectiveness in this hedging relationship as long as the terms are matched at each forecasted debt issuance. The Company notes that the actual interest cost incurred at each rollover will be a function of market rates at that time. However the Company is only hedging the benchmark interest rate risk in each rollover.

The remaining amortization of the deferred gain associated with the exit of the Swaps is as follows:

(in thousands)
2017	$74
2018	74
Thereafter	148
$296

The Company does not use derivatives for trading or speculative purposes.

NOTE 16- FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is a market-based measurement and is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. In general, the transaction price will equal the exit price and, therefore, represent the fair value of the asset or liability at initial recognition. In determining whether a transaction price represents the fair value of the asset or liability at initial recognition, each reporting entity is required to consider factors specific to the transaction and the asset or liability, the principal or most advantageous market for the asset or liability, and market participants with whom the entity would transact in the market.

Outlined below is the application of the fair value hierarchy applied to the Company’s financial assets that are carried at fair value.

Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market for the asset or liability is a market in which the transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. As of December 31, 2016, the types of financial assets and liabilities the Company carried at fair value hierarchy Level 1 included marketable equity securities with readily available market values.

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of December 31, 2016, the types of financial assets and liabilities the Company carried at fair value hierarchy Level 2 included agency bonds, collateralized mortgage obligations, mortgage backed securities, municipal bonds and derivatives.

Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are supported by little or no market activity or by the entity’s own assumptions. As of December 31, 2016, the Company valued certain financial assets including one corporate subordinated debenture, measured on both a recurring and a non-recurring basis, at fair value hierarchy Level 3.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value on a Recurring Basis

The Company measures certain assets at fair value on a recurring basis, as described below.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include U.S. agency securities, mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Derivative Assets and Liabilities

Derivative instruments held or issued by the Company for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. The Company classifies derivative instruments held or issued for risk management purposes as Level 2. As of December 31, 2016 and 2015, the Company’s derivative instruments consist solely of interest rate caps.

Below is a table that presents information about assets measured at fair value on a recurring basis at December 31, 2016 and 2015:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
(in thousands)	Total	Identical Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2016
Securities available-for-sale:
U.S. Agency obligations	$16,943	$-	$16,943	$-
Collateralized mortgage obligations	42,497	-	42,497	-
Mortgage-backed securities	73,873	-	73,873	-
Municipal bonds	60,677	-	60,677
Other	3,451	1,951	-	1,500
	197,441	1,951	193,990	1,500
Interest rate caps	2,985	-	2,985	-
Total assets at fair value	$200,426	$1,951	$196,975	$1,500

December 31, 2015
Securities available-for-sale:
U.S. Agency obligations	$19,901	$-	$19,901	$-
Collateralized mortgage obligations	60,941	-	60,941	-
Mortgage-backed securities	31,310	-	31,310	-
Municipal bonds	54,434	-	54,434
Other	2,310	1,810	-	500
	168,896	1,810	166,586	500
Interest rate caps	3,910	-	3,910	-
Total assets at fair value	$172,806	$1,810	$170,496	$500

The table below summarizes the Company’s activity in investment securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2016.

Level 3
Investment
(in thousands)	Securities
Balance at December 31, 2015	$500
Purchases	1,000
Balance at December 31, 2016	$1,500

There are no liabilities measured at fair value on a recurring basis as of December 31, 2016 or 2015.

Fair Value on a Nonrecurring Basis

The Company measures certain assets at fair value on a nonrecurring basis, as described below.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. Impaired loans totaled $3.2 million and $3.9 million at December 31, 2016 and 2015, respectively.

Other Real Estate Owned

Other real estate owned, which includes foreclosed assets, is adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate owned is carried at the lower of carrying value or fair value.

At the date of transfer, losses are charged to the allowance for credit losses. Subsequent write-downs are charged to expense in the period they are incurred.

Below is a table that presents information about assets measured at fair value on a nonrecurring basis at December 31, 2016 and 2015:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total	Identical Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2016
Impaired loans	$2,712	$-	$-	$2,712
Other real estate owned	4,740	-	-	4,740
Total	$7,452	$-	$-	$7,452

December 31, 2015
Impaired loans	$3,382	$-	$-	$3,382
Other real estate owned	5,453	-	-	5,453
Total	$8,835	$-	$-	$8,835

For Level 3 assets and liabilities measured at fair value on a recurring or nonrecurring basis as of December 31, 2016 and 2015, the significant unobservable inputs used in the fair value measurements were as follows:

December 31, 2016 and 2015
	Valuation	Significant	Significant
	Technique	Observable Inputs	unobservable Inputs
Impaired loans	Appraisal value	Appraisals and/or sales of	Appraisals discounted 5% to 10% for
		comparable properties	sales commissions and other holding costs

Other real estate owned	Appraisal value/	Appraisals and/or sales of	Appraisals discounted 5% to 10% for
	Comparison sale/	comparable properties	sales commissions and other holding costs

The Company provides certain disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, certain financial instruments and all nonfinancial instruments are excluded from disclosure. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Due from Banks

The carrying amounts for cash and due from banks approximate fair value because of the short maturities of those instruments.

Federal Home Loan Bank Stock

The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of such Federal Home Loan Bank stock.

Bank-owned life insurance

The carrying value of bank-owned life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Accrued Interest

The carrying amount is a reasonable estimate of fair value.

Short-Term Borrowings and Long-Term Debt

The fair values are based on discounting expected cash flows using the current interest rates for debt with the same or similar remaining maturities and collateral requirements.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk, it is not practicable to estimate the fair value of future financing commitments.

The following table presents the estimated fair values and carrying amounts of the Company’s financial instruments, none of which are held for trading purposes, at December 31, 2016 and 2015:

	December 31, 2016
	Carrying	Fair Value
(in thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$43,005	$43,005	$43,005	$	$
Investment securities available-for-
sale	197,441	197,441	1,951	193,990	1,500
Loans, net	1,183,371	1,184,621	-	1,181,909	2,712
Accrued interest receivable	4,368	4,368	4,368	-	-
Federal Home Loan Bank stock	8,400	8,400	-	-	8,400
Bank-owned life insurance	34,190	34,190	-	34,190	-
Interest rate caps	2,985	2,985	-	2,985	-
Financial liabilities:
Non-maturing deposits	953,248	953,248	-	953,248	-
Time deposits	219,007	219,038	-	219,038	-
Accrued interest payable	294	294	294	-	-
Repurchase agreements and
federal funds purchased	20,174	20,174	-	20,174	-
FHLB Advances and other borrowings	150,000	149,997	-	149,997	-
Subordinated debt	18,558	14,197	-	14,197	-

	December 31, 2015
	Carrying	Fair Value
(in thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$55,530	$55,530	$55,530	$	$
Investment securities available-for-
sale	168,896	168,896	1,810	166,586	500
Loans, net	1,008,515	1,013,415	-	1,010,033	3,382
Accrued interest receivable	3,795	3,795	3,795	-	-
Federal Home Loan Bank stock	8,061	8,061	-	-	8,061
Bank-owned life insurance	28,274	28,274	-	28,274	-
Interest rate caps	3,910	3,910	-	3,910	-
Financial liabilities:
Non-maturing deposits	663,066	663,066	-	663,066	-
Time deposits	319,781	320,246	-	320,246	-
Accrued interest payable	356	356	356	-	-
Repurchase agreements and
federal funds purchased	30,580	30,580	-	30,580	-
FHLB Advances and other borrowings	169,800	169,800	-	169,800	-
Subordinated debt	18,558	15,591	-	15,591	-

NOTE 17 - PARENT COMPANY FINANCIAL DATA

Following are the condensed financial statements of Paragon Commercial Corporation as of and for the years ended December 31, 2016 and 2015:

Condensed Balance Sheets

(In thousands)	2016	2015
Assets
Cash and due from banks	$2,161	$224
Investment in Paragon Commercial Bank	151,316	119,716
Investment in unconsolidated subsidiaries	558	558
Other assets	697	584
Total Assets	$154,732	$121,082

Liabilities and Stockholders' Equity
Subordinated debentures	$18,558	$18,558
Other borrowings	-	4,800
Accrued interest payable and other liabilities	73	66
Total Liabilities	18,631	23,424

Stockholders' Equity:
Common stock	44	37
Additional paid-in-capital	80,147	53,147
Accumulated other comprehensive loss	(2,840)	(886)
Retained earnings	58,750	45,360
Total Stockholders' Equity	136,101	97,658

Total Liabilities and Stockholders' Equity	$154,732	$121,082

Condensed Statements of Income

(In thousands)	2016	2015
Equity in undistributed earnings of subsidiary	$14,166	$11,958
Interest expense	(629)	(715)
Other operating income	34	24
Other operating expenses	(580)	(402)
Income tax benefit	399	369
Net income	$13,390	$11,234

Condensed Statements of Cash Flows

(In thousands)	2016	2015
Cash flows from operating activities:
Net income	$13,390	$11,234
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Equity in earnings of subsidiary	(14,166)	(11,958)
Stock based compensation	427	411
Net gain on sale of securities	-	(1)
Deferred tax expense	(3)	9
Changes in assets and liabilities:
Increase in other assets	(97)	(6)
Increase (decrease) in other liabilities	7	(6)
Net cash used in operating activities	(442)	(317)

Cash flows from investing activities:
Investment in subsidiaries and trusts	(20,500)	-
Proceeds from sale of securities available for sale	-	5
Dividends received from subsidiary	1,100	2,200
Net cash provided by investing activities	(19,400)	2,205

Cash flows from financing activities:
Repayment of long term debt	(4,800)	(2,456)
Net proceeds from sale of common stock	26,398
Proceeds from employee stock purchase plan	181	203
Proceeds from exercise of stock options	-	176
Net cash used in financing activities	21,779	(2,077)
Net decrease in cash and cash equivalents	1,937	(189)
Cash and cash equivalents, beginning of year	224	413
Cash and cash equivalents, end of year	$2,161	$224

NOTE 18 – SUPPLEMENTAL CASH FLOW DISCLOSURE

(in thousands)	2016	2015
Supplemental Disclosures of Cash Flow Information:

Interest paid	$8,191	$7,433

Income taxes paid	$6,035	$4,320

Supplemental Schedule of Noncash Investing and Financing Activites:

Change in fair value of securities available-for-sale, net of taxes	$(3,153)	$(797)

Change in fair value of cash flow hedges, net of taxes	$(13)	$(1,231)

Transfer from loans to foreclosed real estate	$ -	$3,484

NOTE 19 – ISSUANCES OF COMMON STOCK

During 2016, the Company issued 19,145 shares of common stock to certain employees under its long-term stock-based incentive compensation plan. During the third quarter of 2016, there were 1,352 shares of common stock previously issued to certain employees under its long-term stock-based incentive compensation plan which were forfeited.

In addition, during 2016, the Company issued 5,998 shares to employees under its employee stock purchase plan.

On June 21, 2016, the Company sold a total of 845,588 shares of common stock in our initial public offering at an initial public offering price of $34.00 per share. The Company received net proceeds as a result of the offering of $26.4 million. Of the net proceeds, $3.8 million was deployed to repay the remaining balance on corporate borrowings with the remainder deposited into the Bank for utilization in strategic growth and initiatives.

NOTE 20 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements.

Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed events occurring through the date the financial statements were available to be issued and no subsequent events occurred requiring accrual or disclosure.

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table provides selected quarterly financial data for 2016 and 2015:

	Fourth	Third	Second	First
(in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter
2016
Interest income	$14,573	$13,855	$13,272	$12,467
Net interest income	12,419	11,767	11,301	10,551
Provision for loan losses	200	391	-	-
Noninterest income	209	438	381	266
Noninterest expense	7,008	6,778	6,488	6,600
Income before income taxes	5,420	5,036	5,194	4,217
Net income	$3,622	$3,455	$3,475	$2,838

Net income per share, diluted	$0.67	$0.64	$0.76	$0.62
Net income per share, basic	0.67	0.64	0.75	0.62

2015
Interest income	$12,594	$12,510	$12,011	$11,320
Net interest income	10,730	10,656	10,213	9,452
Provision for loan losses	-	-	179	571
Noninterest income	102	544	324	484
Noninterest expense	6,300	6,180	6,400	5,880
Income before income taxes	4,532	5,020	3,958	3,485
Net income	$2,963	$3,313	$2,650	$2,308

Net income per share, diluted	$0.65	$0.73	$0.59	$0.52
Net income per share, basic	0.65	0.73	0.59	0.51

Market Information for Common Stock

The Companyís common stock is listed on the NASDAQ Capital Market, under the symbol “PBNC.”

The closing market price for the Company's common stock was $53.85 on March 20, 2017.

The following table presents certain market information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

	Low	High
Fiscal Year Ending December 31, 2016
Fourth Quarter	$35.99	$44.30
Third Quarter	34.50	39.99
Second Quarter	26.97*	36.00
First Quarter	26.25*	27.39*

Fiscal Year Ending December 31, 2015
Fourth Quarter	$24.20*	$28.50*
Third Quarter	21.00*	25.00*
Second Quarter beginning April 16, 2015	22.50*	25.00*

*
Based on high and low reported sales prices for our common stock from April 16, 2015 (the date our common stock began trading on the OTCQX Marketplace) through the listing on Nasdaq on June 16, 2016. These reported sales prices represent trades that were either quoted on the OTCQX Marketplace or reported to the Companyís stock transfer agent, and do not include retail markups, markdowns or commissions, and do not necessarily reflect actual transactions.

Dividend Policy

The Company anticipates that future earnings, if any, will be retained to finance the Companyís growth and that we will not pay cash dividends for the foreseeable future.

The Company is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stock holders. In addition, because the Company is a bank holding company, the Federal Reserve may impose restrictions on cash dividends paid by it. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserveís view that a bank holding company should pay cash dividends only to the extent that the holding companyís net income for the past four quarters, net of any dividends previously paid during that period, is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the bank holding companyís capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding companyís bank subsidiaries are classified as undercapitalized.

The Companyís ability to pay dividends is largely dependent upon the amount of cash dividends that the Bank pays to the Company, which distributions are restricted under North Carolina banking laws and regulations. The Bank may make distributions only to the extent that the Bank remains adequately capitalized. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. The Office of the North Carolina Commissioner of Banks and the FDIC also are authorized to prohibit the payment of dividends by a bank under certain circumstances. Such requirements and policies may limit the Companyís ability to obtain dividends from the Bank for its cash needs, including payment of dividends to stockholders and the payment of operating expenses. For additional information on these limitations, please see “Supervision and Regulation” under Item 1. Business.

Any determination to pay future dividends to stockholders will be dependent upon the Companyís operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions and other factors deemed appropriate by the Companyís board of directors.

Holders of Record

As of March 20, 2017, the Company had 281 stockholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

Stock Performance Graph

The following shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent we specifically incorporate it by reference into such filing.

The following table and graph compare the cumulative total shareholder return on our common stock for the period beginning at the close of trading on June 16, 2016 (the end of the first day of trading of our common stock on the NASDAQ Global Market) through the close of trading on each of June 30, 2016, September 30, 2016, and December 30, 2016, with the cumulative total return of the S&P 500 Total Return Index and the NASDAQ Bank Index, and assumes the reinvestment of dividends, if any. The historical stock price performance for our common stock shown on the graph below is not necessarily indicative of future stock performance.

	June 16, 2016	June 30, 2016	September 30, 2016	December 30, 2016
Paragon Commercial Corporation	$100.00	$101.16	$104.86	$126.36
S&P 500	100.00	101.05	104.94	108.96
NASDAQ Bank	100.00	100.22	109.97	141.22